EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT
by and among
THE FORTEGRA GROUP, LLC
TIPTREE INC.
and
WP FALCON AGGREGATOR, L.P.

Dated as of October 11, 2021

i

9.13. Jurisdiction	78
9.14. Waiver of Jury Trial	78

EXHIBITS
Exhibit A    –    Form Plan of Conversion
Exhibit B-I    –    Form of Warrant
Exhibit B-II    –    Form of Investor Additional Warrant
Exhibit B-III    –    Form of Tiptree Additional Warrant
Exhibit C    –    Form of Registration Rights Agreement
Exhibit D    –    Form of Stockholders Agreement
Exhibit E    –     Form of Certificate of Incorporation
Exhibit F    –    Form of Bylaws
Exhibit G    –    Form of Assignment and Assumption Agreement
Exhibit H    –    Form of Contribution Agreement
Exhibit I    –    Form of Certificate of Designation

v

SECURITIES PURCHASE AGREEMENT

This Securities Stock Purchase Agreement (this “Agreement”) is made and entered into as of October 11, 2021 (the “Effective Date”) by and among FORTEGRA GROUP, LLC, a Delaware limited liability company, TIPTREE INC., a Maryland corporation (“Tiptree”) and WP FALCON AGGREGATOR, L.P., a Delaware limited partnership (the “Investor”). As used herein, the “Company” shall mean, prior to the Conversion (as defined below), THE FORTEGRA GROUP, LLC, a Delaware limited liability company, and, following the Conversion, THE FORTEGRA GROUP, INC., a Delaware corporation. Each of the Company, Tiptree and the Investor is a “Party”; and the Company, Tiptree and the Investor are collectively, the “Parties”.
WHEREAS, upon the terms and subject to the conditions set forth herein, among other things, the Company will convert, under Section 265 of the Delaware General Corporation Law, from a limited liability company into a Delaware corporation named “The Fortegra Group, Inc.” pursuant to the Plan of Conversion substantially in the form attached hereto as Exhibit A (the “Plan of Conversion” and such conversion, the “Conversion”), and subsequent to the Conversion and other transactions contemplated hereby, the Investor desires to subscribe for and purchase from the Company (i) shares of the Company’s Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”); (ii) shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), (iii) warrants to purchase Common Stock substantially in the form attached hereto as Exhibit B-I (each, a “Warrant”) and (iv) an additional warrant to purchase Common Stock substantially in the form attached hereto as Exhibit B-II (each, an “Investor Additional Warrant”); and
WHEREAS, the parties intend to treat the purchase of the shares of Series A Convertible Preferred Stock of the Company, the shares of Common Stock of the Company and the warrants to purchase shares of Common Stock of the Company as part of an integrated section 351 transaction.

NOW, THEREFORE, in consideration of the mutual agreements and respective representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I--DEFINITIONS
1.1    Certain Defined Terms
Unless the context requires otherwise, the following terms have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):
“2021 Equity Plan” is defined in Section 2.1(b).
“Accruing Dividend” is defined in the Certificate of Designation.

“Acquisition Proposal” means, other than the Transactions, any inquiry, proposal, offer or indication of interest from any Person or group of Persons relating to, in a single transaction or series of related transactions, any (A) sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of any significant portion of the assets of the Group Companies, (B) acquisition of any equity securities of any Group Company, (C) a merger, consolidation, business combination, recapitalization, liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of any Group Company, (D) any other transactions which would reasonably be expected to prevent or materially delay the consummation of the Transactions or (E) any combination of the foregoing.
“Additional Warrants” means the Investor Additional Warrants and the Tiptree Additional Warrants.
“Affiliate” means, with respect to a specified Person, any Person Controlling, Controlled by or is under common Control with the specified Person.
“Agreement” is defined in the introductory paragraph.
“AML Laws” is defined in Section 3.28(b).
“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.
“Assignment and Assumption” is defined in Section 2.1(a).
“Balance Sheet Date” is defined in Section 3.7(a).
“Bankruptcy and Equity Exceptions” is defined in Section 3.2.
“Bond Indenture” means the Junior Subordinated Indenture, dated as of October 16, 2017, for 8.50% Fixed Rate Resetting Junior Subordinated Notes due in October 2057, between Fortegra Financial Corporation, as issuer, and Wilmington Trust, N.A. as trustee.
“Burdensome Condition” is defined in Section 7.2(d).
“Business” means the business of the Group Companies.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks generally are required or authorized to be closed by applicable Law in the State of New York.
“Capital Commitment” is defined in Section 2.2(a).
“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of the Company or a Subsidiary of the Company, any such lease under which the Company or such Subsidiary is the lessor.
“Certificate of Conversion” means the certificate of conversion of the Company filed with the Secretary of State of the State Delaware at Closing to effect the conversion of the Company from a Delaware limited liability company into a Delaware corporation.
“Certificate of Designation” is defined in Section 2.1(c).
“Change of Control” means with respect to any Person, (a) any transaction or series of related transactions, whether or not such Person is a party thereto, in which, after giving effect to such transaction or transactions, the equity securities representing in excess of fifty percent (50%) of the voting power of such Person are owned directly or indirectly through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) of persons, or (b) a sale, lease or other disposition of all or substantially all of the assets of such Person and its Subsidiaries on a consolidated basis (including securities of such Person’s directly or indirectly owned Subsidiaries) to one or more purchasers.
“Cleanup” means all material actions required under applicable Environmental Laws to clean up, remove, treat or remediate Hazardous Materials.
“Closing” is defined in Section 2.2(a).
“Closing Date” is defined in Section 2.2(a).
“Closing Purchased Securities” is defined in Section 2.1(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” is defined in the Recitals.
“Company” is defined in the introductory paragraph.
“Company Disclosure Schedule” mean the disclosure schedule that is attached to this Agreement delivered as of the date hereof by the Company.
“Company Intellectual Property” means Intellectual Property owned, used or held for use by the Group Companies in the operation of the Business.
“Company’s Knowledge” or any phrase of similar import means the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Schedule, after reasonable inquiry of their direct reports.
“Company Statutory Filings” is defined in Section 3.7(b).
“Company Service Provider” means each individual who is a current director, officer, employee, independent contractor and other service provider of any of the Group Companies.

“Company Subsidiary Securities” is defined in Section 3.3(b).
“Contract” mean any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license (each, including all amendments thereto to which any Group Company is a party or any of their respective properties or other assets may be bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“COVID-19” means the SARS-CoV-2 virus and any disease resulting therefrom.
“Cutoff Date” is defined in Section 2.2(b)
“Data Protection Laws” is defined in Section 3.13(a).
“Data Security Breach” means an event leading to any unauthorized access or destruction, use, modification, unavailability, loss, acquisition of or disclosure to, or other adverse incidents related to Personal Information that (i) impact the Company of which notice is required to be provided to any Governmental Authority, self-regulatory agency, or other supervisory body pursuant to any Data Protection Laws; or (ii) has a reasonable likelihood of materially harming any consumer or any material part of the normal operations of the Company.
“Data Protection Requirements” is defined in Section 3.13(a).
“Dealers” is defined in Section 3.18(d).
“Deemed Liquidation Event” is defined in the Certificate of Designation.
“Distributor” is defined in Section 3.18(a).
“Effective Date” is defined in the introductory paragraph.
“Environment” means soil, sediment, land, surface or subsurface strata, surface water, ground water, drinking water, ambient air (including indoor air) and any biota living in or on such media.
“Environmental Law” means all Laws and Orders relating to public or worker health or safety (as pertaining to exposure to Hazardous Materials).
“Environmental Permits” means all material environmental, health and safety Permits required under or issued pursuant to any applicable Environmental Law.
“Equity Commitment Letters” is defined in Section 5.5(a).

“Equity Financings” is defined in Section 5.5(a).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Group Companies.
“Exchange Act” means the Securities Exchange Act of 1934.
“Financial Statements” is defined in Section 3.7(a).
“Fortegra Financial” is defined in Section 2.1(b).
“Fortress Credit Agreement” means the Credit Agreement, dated as of February 21, 2020, by and among Tiptree, Tiptree Operating Company, LLC, Fortress Credit Corp., and the other lenders party thereto.
“Fraud” means common law fraud as determined by Delaware courts applying Delaware law with respect to any representation or warranty in Article III, Article IV, or Article V, any certificate delivered hereunder, the Company Disclosure Schedule or the other Transaction Documents, as applicable (and excludes any reckless fraud, constructive fraud, or equitable fraud).
“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Qualification and Corporate Power), Section 3.2 (Enforceability), Section 3.6 (Capitalization; Valid Issuance), Section 3.30 (Brokers’ Fees), Section 4.1 (Organization, Qualification and Power); and Section 4.2 (Enforceability).
“Funding” is defined in Section 2.2(a).
“Funding Date Acquired Common Shares” is defined in Section 2.2(d).
“Funding Date Acquired Preferred Shares” is defined in Section 2.2(d).
“Funding Date Acquired Warrant” is defined in Section 2.2(d).
“Funding Date Purchase Price” is defined in Section 2.2(b).
“Funding Date Price Per Share” is defined in Section 2.2(b).
“Funding Notice” is defined in Section 2.2(b).
“GAAP” means the United States generally accepted accounting principles.
“Group Companies” means the Company and each of its Subsidiaries.

“Governmental Authority” means any government, governmental, administrative or regulatory authority, agency, instrumentality, department, court, commission, body, tribunal or other governmental entity or any non-governmental self-regulatory authority, agency, instrumentality, department, court, commission, body, tribunal (whether or not private or quasi-private), whether foreign or domestic and whether national, federal, state, provincial or local.
“Governing Documents” means, with respect to a Person, the legal documents by which such Person establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its articles or certificate of incorporation (as applicable), any certificate of designation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Hazardous Materials” means: (a) any petroleum products, by-products or breakdown products, per- and polyfluoroalkyl substances, asbestos and asbestos-containing materials and polychlorinated biphenyls and materials containing same, toxic mold, mildew or fungi; (b) any chemical, material or substance defined or regulated or designated as toxic, corrosive or hazardous or as a pollutant or contaminant or waste or for which liability or standards of conduct may be imposed under any applicable Environmental Law; (c) any radioactive substances, elements or compounds; or (d) any biological pathogens, viruses or harmful biological substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means any and all obligations of any Person for money borrowed (or a guarantee thereof), which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined; provided that Indebtedness shall exclude (a) Non‑Recourse Indebtedness, (b) any undrawn portion of any letters of credit or bank guarantees (or similar obligations), unless the same are drawn and not reimbursed within thirty (30) days thereafter, (c) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations, but only to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or discharge thereof, (d) trade payables and accrued expenses arising in the ordinary course of business, (e) any earn out obligations, (f) prepaid or deferred revenue arising in the ordinary course of business, (g) purchase price holdbacks, indemnities and/or purchase price adjustments arising in the ordinary course of business, (h) intercompany indebtedness incurred in the ordinary course of business, (i) overdraft or other cash management obligations arising in the ordinary course of business, (j) any tax liabilities, including joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law or (k) the aggregate amount of accrued but unpaid interest, interest paid‑in‑kind, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with any and all refinancing thereof.

“Indemnification Agreements” is defined in Section 2.3(a)(x).
“Initial Public Offering” means an initial registered offering of Common Stock of the Company or its successor to the public or otherwise has a class of equity securities trading on a national securities exchange or registered with the SEC (including as a result of a transaction with a “special purpose acquisition company”).
“Intellectual Property” means any and all intellectual property and proprietary rights of any kind type or nature, in any jurisdiction throughout the world, whether registered or unregistered, including (a) all trademarks, service marks, corporate names, trade dress, trade names, logos, and other similar indicia of source or origin, (b) all original works of authorship (whether or not published), copyrightable works, copyrights, and all applications, registrations, and renewals in connection therewith, (c) all trade secrets, know how, technical information, confidential business information, inventions, processes, formulae, processes, discoveries, improvements, ideas, models, algorithms, systems, processes, technology, research schematics, data and database rights, designs, methodologies, customer lists, supplier lists, other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof (“Trade Secrets”), (d) all Software, (e) all Internet domains and social media accounts; (f) all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (g) any and all other similar intellectual property and proprietary rights, (h) all goodwill associated with the foregoing, and (i) all tangible embodiments of the foregoing.
“Insurance Contract” means any insurance policy or contract, together with all binders, slips, certificates, endorsements, riders, collateral agreements and indemnity agreements entered in connection thereto, issued by any Insurance Subsidiary prior to Closing.
“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies.
“Insurance Policies” is defined in Section 3.21.
“Insurance Regulator” means any Governmental Authority regulating the business of insurance under Insurance Laws.
“Insurance Subsidiary” means each Subsidiary of the Company which is required to be licensed in one or more jurisdictions as an insurance or reinsurance company or which is otherwise carrying on an insurance or reinsurance business.
“Investor” is defined in the introductory paragraph.
“Investor’s Knowledge” or any phrase of similar import means the actual knowledge of the officers of the Investor, after reasonable inquiry of their direct reports.

“Investor Additional Warrant” is defined in the recitals.
“Investor Disclosure Schedule” mean the disclosure schedule that is attached to this Agreement delivered as of the date hereof by the Investor.
“Investor Material Adverse Effect” means a material impairment or delay of the ability of the Investor to perform its material obligations under this Agreement and the other Transaction Documents, taken as a whole, including consummation of the transactions contemplated hereby and thereby.
“IRS” means the Internal Revenue Service.
“IT Systems” means the information technology and computer systems (including all Software, hardware, firmware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and including all network information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format) used in or necessary to the Business or owned, leased or licensed by any Group Company.
“Law” means any and all foreign, federal, state and local laws, statutes, regulations, rules, requirements, judgments, orders, decrees, codes or ordinances, including any enacted, adopted, issued or promulgated by any Governmental Authority or under common law.
“Leased Real Property” is defined in Section 3.11(b).
“Leases” means the lease, subleases, licenses, concessions and other contracts applicable to the occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including all amendments, modifications, supplements, lease guaranties, waivers, side letters, exhibits, schedules, addenda and restatements thereto and thereof.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, disputes, charges, investigations, administrative proceedings, condemnation, eminent domain or rezoning proceedings with respect to any real property, grievances or formal complaints or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Authority or arbitrator.
“Liability” means any liability, obligation, indebtedness or claim (whether known, unknown, asserted unasserted, absolute, contingent, direct, indirect, accrued, unaccrued, liquidated, unliquidated, due, to become due, or otherwise).
“License In Agreements” is defined in Section 3.12(d).
“Lien” means any mortgage, pledge, lien, encumbrance, charge, restriction, option or other security interest, equitable interest, or easement of any nature.
“Limited Guarantee” is defined in Section 5.6.

“LOTS Intermediate” is defined in Section 2.1(b).
“Material Adverse Effect” means any change, event, fact, circumstance, development, occurrence or effect with respect to the Group Companies that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities or results of operations of the Group Companies or the Business, taken as a whole or (ii) would reasonably be expected to materially delay or prevent the consummation of the Transactions; provided, however, that the foregoing clause (i) shall not include any adverse change, event, fact, circumstance, development, occurrence or effect to the extent arising from or relating to: (a) the general economic conditions or political climate in the United States or any region in the world where the Business operates; (b) the U.S. or global or applicable regional financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (c) accounting principles and practices applicable generally or to the industries in which the Business is conducted; (d) actions required by or changes in laws, rules and regulations applicable to the Company, its Subsidiaries or the Business after the date hereof; (e) any failure, in and of itself, by the Company and/or any of its Subsidiaries to meet any forecasts or projections prepared by the Company, any of its Subsidiaries or any of their Representatives (provided, however, that the changes, events, facts, circumstances, developments, occurrences and/or effects that resulted in or underlying such failure shall not be excluded); (f) the industry in which the Company, its Subsidiaries or the Business operates, (g) the pendency or announcement of the transactions contemplated by his Agreement, (h) any action taken in accordance with this Agreement or at the express written request or with the express written consent (excluding any consent given under Section 7.1) of the Investor or (i) any natural disasters, acts of war, terrorism, sabotage or other force majeure events, including any epidemic, pandemic or disease outbreak (including with respect to or as a result of COVID-19) or any escalation or worsening of any of the foregoing); provided further that a “Material Adverse Effect” shall include any of the foregoing clauses (a), (b), (c), (d), (f) and (i) to the extent such change, event, fact, circumstance, fact, development, occurrence or effect has a disproportionate effect with respect to the financial condition, assets, liabilities or results of operations of the Group Companies or the Business as compared to other businesses operating in the industries in which the Business is conducted.
“Material Contract” is defined in Section 3.14(a).
“Material Permit” means (x) any Permit held by an Insurance Subsidiary or a Warranty Subsidiary or (y) any Permit otherwise material to the operations of a Group Company.
“Material Reinsurance Agreements” is defined in Section 3.19(a).
“Management Rollover” is defined in Section 2.1(b).
“Multiemployer Plan” means each Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.
“Non‑Recourse Indebtedness” means Indebtedness of the Company or its Subsidiaries which is (i) secured only by the specific assets of the Company or a Subsidiary, respectively, to which such Indebtedness relates or (ii) is without recourse to the Company or its Subsidiaries (except for customary exceptions for fraud, environmental indemnities and violation of special purpose entity covenants, unless and until, and for so long as, no claim for payment or performance has been made thereunder (which has not been satisfied), at which time the obligations with respect to such customary exceptions shall not be considered Non‑Recourse Indebtedness to the extent such claim is a liability of such Person for GAAP purposes), in each case, (x) as characterized as non‑recourse, asset‑specific debt in the Company’s GAAP financial statements, including any notes thereto (including non‑GAAP reconciliations), and (y) to the extent such Indebtedness relates to investments in the Company’s or its Subsidiaries’ investment portfolio or financing associated with premium and/or service contract finance operations (whether now owned or hereafter acquired) or any other similar type of asset‑based financing incurred in the ordinary course of business.

“Off-The-Shelf Software Licenses” means shrinkwrap or clickwrap non-exclusive software licenses granted to Company for third party non-customized Software and licensed or available for license through generally available commercial terms involving annual payments to or from the Group Companies, of less than $25,000.
“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is, or is substantially similar to, a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; or (b) any license under which Software or other materials are distributed in a form other than binary or licensed as “free software,” “open source software” or under similar terms.
“Order” means any order, directive, judgment, stipulation, decree, injunction, determination, award, ruling, writ or arbitration award of a Governmental Authority (including any court of competent jurisdiction).
“Ordinary Course of Business” means in the ordinary course of the Business as conducted by the Group Companies, as of the time of execution of this Agreement, consistent with past practice.
“Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Group Companies.
“Party” and “Parties” are defined in the introductory paragraph.
“Permits” means permits, licenses, approvals, consents, certificates, permissions, franchises, concessions, exemptions, waivers, Orders, variances, registrations, qualifications and other authorizations of any Governmental Authority.
“Permitted Liens” means: (a) any restriction on transfer arising under applicable securities laws; (b) statutory Liens for Taxes or other charges by Governmental Authorities (i) not yet due and payable as of the Closing Date or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) Liens of mechanics’, carriers’, workers’, repairers’, landlords’, warehousemen’s and similar Liens arising by operation of law, in each case, incurred in the Ordinary Course of Business for sums not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) zoning, entitlement, building and other land use Laws regulating the use or occupancy of the Leased Real Property which are imposed by Governmental Authorities having jurisdiction thereover, the existence of which, individually or in the aggregate, would not materially detract from or impair the continued use and operation of the Leased Real Property subject thereto; and (e) Liens of lessors and licensors, and covenants, conditions, restrictions, easements and other similar matters of record on or affecting lessor’s interest in any Leased Real Property, the existence of which, individually or in the aggregate, would not materially detract from or impair the continued use and operation of the Leased Real Property subject thereto; provided that the same does not arise in connection with a default under any Lease; and (f) other than with respect to any real property, imperfections of title with respect to property that are not material in amount or that do not materially detract from or materially impair the existing use of the property affected by such imperfection; (g) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) purchase money liens and liens securing rental payments under capital lease arrangements; and (i) liens set forth in Section 1.1(c) of the Company Disclosure Schedules or which will be discharged at Closing.
“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, any other business entity, or a Governmental Authority.
“Personal Information” means (a) any information that identifies, relates to, describes, is reasonably capable of being associate with, or could be reasonably linked, directly or indirectly, with a particular individual or household; or (ii) “personally identifiable information,” “personal data,” or “protected health information” as defined under applicable Data Protection Laws or when referring to a Data Protection Requirements, and has the same meaning as the similar or equivalent term defined hereunder.
“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, programs, or arrangements, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, individual consulting, commission, change-of-control, incentive, deferred compensation, insurance, welfare, post-retirement health or welfare, health, retirement, termination, fringe benefits and other benefit plan, policy, program, or arrangement, whether or not subject to ERISA, whether oral or written, funded or unfunded, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Group Companies, or under which any of the Group Companies has any current material liability. In no event, however, shall any employee or compensation benefit plan, program or arrangement sponsored by Tiptree or its Affiliates, other than the Group Companies, constitute a “Plan” for purposes of this Agreement.

“Promissory Notes” means the Promissory Note, by and between Tiptree Holdings LLC, a Delaware limited liability company (“Tiptree Holdings”), and Ownershield, Inc., dated October 10, 2021, and the Promissory Note, by and between Tiptree Holdings and Independent Dealer Group, Inc., dated October 10, 2021.
“Proprietary Software” is defined in Section 3.12(g).
“Reinsurance Agreement” is defined in Section 3.19.
“Related Person” means (a) any Affiliate of any Group Company, (b) any director, officer, or employee of any Group Company, (c) or any Affiliate of any of the foregoing Persons, (c) any Person who serves as a director, officer, partner, executor, or trustee of any of the foregoing Persons (or in a similar capacity), or (d) any individual related by blood, marriage, domestic partnership (or equivalent) or adoption to any of the foregoing.
“Related Person Agreement” is defined in Section 3.14(a)(xxii).
“Related Person Transactions” is defined in Section 3.26.
“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, placing, disposal, dispersal, leaching or migration into the Environment or into or out of any property, including the movement of Hazardous Materials through or in the Environment or property.
“Release Claim” is defined in Section 2.5.
“Release of Claims” is defined in Section 2.5.
“Registered Intellectual Property” is defined in Section 3.12(a).
“Registration Rights Agreement” means the Registration Rights Agreement of the Company, to be entered into on the Closing Date, by and among the Investor, the Company and the other parties thereto, substantially in the form attached hereto as Exhibit C.
“Regulatory Filings” is defined in Section 3.17.
“Reorganization” is defined in Section 2.1(a)
“Representatives” means, with respect to any Person, each of such Person’s directors, officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such Person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of such Persons.
“Restricted Stock” is defined in Section 2.1(b).

“Required Governmental Approvals” is defined in Section 7.2(b).
“Required Third Party Approvals” is defined in Section 3.4(b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, or any applicable Governmental Authority.
“Sanctioned Country” is defined in Section 3.28(a).
“Sanctioned Person” is defined in Section 3.28(a).
“SAP” means, as to any Insurance Subsidiary, the statutory accounting practices and procedures (or local equivalent in the applicable jurisdiction) prescribed or permitted by the applicable Governmental Authority in the jurisdiction in which such company is domiciled or commercially domiciled (including the accounting practices described in the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners).
“SEC” means the U.S. Securities and Exchange Commission.
“Second Tranche Common Stock” is defined in Section 2.2(a).
“Second Tranche Preferred Stock” is defined in Section 2.2(a).
“Second Tranche Warrants” is defined in Section 2.2(a).
“Securities Act” means the Securities Act of 1933.
“Securities” means shares of the Series A Preferred Stock, shares Common Stock, Warrants to purchase Common Stock and Additional Warrants to purchase Common Stock offered and sold pursuant to this Agreement.
“Series A Preferred Stock” is defined in the Recitals.
“Software” means any form of software, including applications, assemblers, applets, compilers, binary libraries, user interfaces, virtualization processes, hypervisors, performance and database logs, utilities, platforms, dashboards, tools, mobile app, diagnostics, databases and embedded systems, whether in source code, interpreted code, compiled code, object code, executable code, firmware or other form or format, however fixed.
“Specified Persons” is defined in Section 9.9.
“Stock Program“ means the LOTS Intermediate Restricted Stock Unit Program, a sub-plan of the Tiptree 2017 Omnibus Plan.

“Stockholders Agreement” means the Stockholders Agreement of the Company, to be entered into on Closing Date, by and among the Investor, the Company and the other parties thereto, substantially in the form attached hereto as Exhibit D.
“Subsidiary” means, with respect to any Person, (a) any other Person of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such other Person (or comparable body in the case of a Person that is not a corporation) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, (b) any partnership, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%), and (c) any other Person, the management of which is controlled, directly or indirectly, by such Person. In the case of the Company, its Subsidiaries shall include those Persons who will become Subsidiaries of the Company as a result of the Reorganization, whether or not such Persons are Subsidiaries of the Company as of the date hereof.
“Taxes” means any foreign or domestic income, capital gain, gross receipts, license, payroll, employment, sales and use, excise, severance, stamp, occupation, premium, windfall profit, environmental, customs, capital stock, franchise, employees’ income, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, or other tax, fee, assessment, levy, tariff, charge or duty in the nature of a tax imposed by a Taxing Authority and any interest, penalty, fine, addition or additional amount thereon.
“Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
“Tax Return” means all returns, declarations, reports, claims for refunds, information returns or similar documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any laws relating to any Taxes.
“Temporary Permissions Regime” means the temporary permissions regime established by the United Kingdom EEA Passport Rights (Amendment, etc., and Transitional Provisions) (EU Exit) Regulations 2018 that enables persons who are authorized to perform regulated financial services activities in the European Economic Area, and who had regulatory permission to perform these activities in the United Kingdom prior to December 31, 2020 on a passported basis, to continue to perform such activities in the United Kingdom following this date.
“Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, among Tiptree, the Company and the parties listed on Attachment A thereto, dated January 1, 2021.
“Termination Date” is defined in Section 8.1(b).

“Tiptree” is defined in the introductory paragraph.
“Tiptree Additional Warrant” is defined in Section 2.1(f).
“Tiptree Investors” has the meaning ascribed to such term in the Stockholders Agreement.
“Tiptree’s Knowledge” or any phrase of similar import means the actual knowledge of the individuals set forth on Section 1.1(b) of the Company Disclosure Schedule, after reasonable inquiry of their direct reports.
“Transactions” means (a) the execution and delivery of this Agreement and the other Transaction Documents, and (b) the transactions contemplated by this Agreement and the other Transaction Documents, including each of the Fundings, the Reorganization and the Management Rollover.
“Transaction Documents” means this Agreement, the Stockholders Agreement, the Registration Rights Agreement, Certificate of Designation, Certificate of Conversion, the Equity Commitment Letters, the Warrants, the Additional Warrants, the Indemnification Agreements by and between the Company and the individuals to be appointed by the Investor pursuant to the Stockholders Agreement, respectively, any document or agreement executed and delivered by a Party pursuant to the Reorganization or Management Rollover and any other document or agreement executed and delivered by a Party pursuant to any of the foregoing agreements or the Transactions.
“Transfer Taxes” is defined in Section 7.11(b).
“Underfunded Capital Commitment” is defined in Section 2.2(a).
“Warrant” is defined in the Recitals.
“Warranty Business” means the issuance, administration, marketing or production of Warranty Contracts.
“Warranty Contract” means any service contract, vehicle service agreement, warranty program, vehicle add-on/ancillary product, vehicle protection plan, guaranteed asset protection waiver, dealer profit participation program, motor club membership or similar products or services.
“Warranty Marketing Communication” is defined in Section 3.16(c).
“Warranty Subsidiary” means any Subsidiary of the Company that conducts a Warranty Business.

1.2    Certain Matters of Construction.
Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) unless the context otherwise requires, “either” and “or” are not exclusive and shall include both the conjunctive and disjunctive, “any” shall mean “one or more” and “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” or “date hereof” refers to the Effective Date; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and vice versa; (g) references to any Contract mean such Contract as amended, restated or otherwise supplemented or modified from time to time (but not, in the case of the representations and warranties set forth in Article III, Article IV and Article V, after the date hereof, or in respect of any Contract listed in the Company Disclosure Schedule, for which a specific reference to any such amendment, restatement or other supplement or modification must be listed), including by waiver or consent; (h) references to a Person are also to its successors and permitted assigns to the extent not prohibited by this Agreement; (i) references to a “Section,” “Exhibit” or “Schedule” refer to a Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law mean as amended, restated or otherwise supplemented or modified from time to time and include any official guidance, rules and regulations issued thereunder and successor Laws; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP; (m) a term that begins with an initial capital letter, is not defined herein and reflects a different part of speech than a term that begins with an initial capital letter and is defined herein shall be interpreted in a correlative manner; (n) wherever in this Agreement reference is made to a Party’s “covenants” or “obligations” herein, such reference shall be deemed to include such Party’s covenants and other obligations herein; (o) the word “will” shall have the same meaning as the word “shall” and vice versa; (p) references to “day” or “days” in the lower case means calendar days; (q) references to any Governmental Authority shall mean and include any successor or replacement Governmental Authority to the referenced one; and (r) “delivered” or “made available” means actually delivered by the delivering party and actually received by the receiving party or posted to the “Project Falcon 2 - Live Dataroom ” virtual data room hosted by hosted at Sharefile.com. and viewable by the Investor at least two (2) days prior to the Effective Date. The term “this Agreement” includes the Company Disclosure Schedules and the other Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

Each representation and warranty herein is given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty. If any date on which a Party is permitted or required to exercise any right or privilege or discharge any duty or obligation pursuant to the terms hereof is not a Business Day, then such Party may exercise such right or privilege or discharge such duty or obligation on the next succeeding Business Day. In the computation of periods of time before which, within which or following which any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be included in such computation.
ARTICLE II--THE TRANSACTIONS
2.1    Closing Date Transactions.
(a)On or prior to the Closing, Tiptree and the Company shall consummate, or cause to be consummated, the following actions: (i) the Conversion and the adoption of the Certificate of Incorporation of the converted Company substantially in the form attached hereto as Exhibit E (the “Certificate of Incorporation”) and the Bylaws of the converted Company substantially in the form attached hereto as Exhibit F (the “Bylaws”) and the (ii) assignment of all rights, title and interest and duties, liabilities and obligations under the Fortress Credit Agreement pursuant to the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement” such assignment, the “Assignment and Assumption”) (such actions together, the “Reorganization”) in accordance with Section 7.5(a).
(b)On or prior to the Closing, Tiptree and the Company shall consummate, or cause to be consummated, the following actions: (i) the contribution of all equity interests in LOTS Intermediate Co. (“LOTS Intermediate”) not held by Fortegra Financial Corporation (“Fortegra Financial”) to the Company in exchange for the issuance of shares of Common Stock pursuant to the Contribution and Exchange Agreement substantially in the form attached hereto as Exhibit H (the “Contribution Agreement”), (ii) adopt an equity incentive plan in form and substance reasonably acceptable to Tiptree and the Investor (the “2021 Equity Plan”) and reserve an aggregate of 3,511,260 shares of Common Stock for issuance thereunder (or issuance upon the exercise of options or vesting of restricted stock or granting of restricted stock units) and (iii) the cancellation of all Restricted Stock Units representing the contingent right to receive shares of common stock of LOTS Intermediate and all Restricted Stock Units held by officers of the Company representing the contingent right to receive shares of common stock of Tiptree, in each case, in exchange for the issuance of Restricted Stock Units representing the contingent right to receive shares of Common Stock (such actions together, the “Management Rollover”) in accordance with Section 7.5(b), which Restricted Stock Units shall be issued under and pursuant to the 2021 Equity Plan.

(c)On or prior to the Closing and following the consummation of the Reorganization and the Management Rollover, the Company shall adopt and file with the Secretary of State of the State of Delaware the Certificate of Designation of the Company in the form attached hereto as Exhibit I (the “Certificate of Designation”).
(d)On or prior to the Closing, the Company shall reserve, free of preemptive rights and other preferential rights, a sufficient number of its previously authorized but unissued shares of Common Stock to satisfy (i) the rights of conversion of the Series A Preferred Stock to be issued pursuant to this Agreement, (ii) the exercise of the Warrants to be issued pursuant to this Agreement, (iii) the exercise of the Additional Warrants to be issued to the Investor and Tiptree pursuant to this Agreement, (iv) the obligations of the Company to sell to the Investor Common Stock in connection with the Fundings and (v) the maximum number of shares issuable under the 2021 Equity Plan.
(e)At the Closing and following the consummation of the Reorganization, Management Rollover and the effectiveness of the Certificate of Designation, upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, 7,466,667 shares of Common Stock, 3,733,333 shares of Preferred Stock and a Warrant and an Investor Additional Warrant representing the rights to purchase 2,464,000 and 1,712,511 shares of Common Stock, respectively, subject to the terms thereof (collectively, the “Closing Purchased Securities”), which Securities shall be fully paid and non-assessable and free and clear of all Liens (other than transfer restrictions pursuant to applicable securities laws) for the consideration contemplated by and paid in accordance with Section 2.2.
(f)At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and deliver to Tiptree Holdings warrants to purchase Common Stock substantially in the form attached hereto as Exhibit B-III (each, a “Tiptree Additional Warrant”).
2.2    Closings.
(a)Subject to the terms and conditions of this Agreement, the Company and the Investor shall cause the closing of the purchase and sale of the Closing Purchased Securities (the “Closing”) to occur on the fifth (5th) Business Day after the conditions to the Closing set forth in Sections 6.1 and 6.2 of this Agreement are satisfied or waived (other than those conditions that, by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at 10:00 a.m. Eastern time, by remote electronic exchange of documents (by facsimile, .pdf, e-mail or other form of electronic communication) or such other date, time or location as the Company and the Investor may agree. At the Closing, in addition to the obligations pursuant to Section 2.3, the Company shall deliver to the Investor book entry accounts and duly executed warrants, as applicable, representing the Closing Purchased Securities in consideration for (i) payment of $140,000,000 (the “Closing Payment Amount”) in cash by wire transfer of immediately available funds to an account designated by the Company at least two (2) Business Days prior to Closing (the “Closing

Payment”) and (ii) the obligation (subject to adjustment in accordance with the terms hereof) to pay $60,000,000 in the aggregate (the “Capital Commitment”) in consideration for an aggregate of 3,200,000 shares of Common Stock (the “Second Tranche Common Stock”), 1,600,000 shares of Preferred Stock (the “Second Tranche Preferred Stock”) and Warrants to purchase 1,056,000 shares of Common Stock, subject to the terms thereof (the “Second Tranche Warrants”), at the times, on the terms and otherwise in accordance with Sections 2.2(b), 2.2(c) and 2.2(d) (each such payment and issuance of such Securities, a “Funding”). The amount of Capital Commitments remaining to be funded at any time shall be referred to as the “Unfunded Capital Commitment.”
(b)At any time and from time to time prior to 5:00 p.m. New York City time on the second (2nd) anniversary of the Closing Date (the “Cutoff Date”), subject to the terms and conditions hereof, the Company may request a Funding by delivering or causing to be delivered to the Investor a notice requesting a Funding (a “Funding Notice”) and setting forth (i) the aggregate amount of the requested Funding, which amount may not be less than $5,000,000 unless the Unfunded Capital Commitment is less than $5,000,000 (in which case such amount shall be the entire remaining portion of the Unfunded Capital Commitment) (with respect to each Funding Date, such Funding Date’s “Funding Date Purchase Price”), (ii) the purchase price per share for such Funding, which shall be equal to $11.25 less (but not below $0.01) the amount of all dividends and distributions received with respect to a share of Common Stock from and after the date hereof and on or prior to the applicable Funding Date (with respect to each Funding Date, such Funding Date’s “Funding Date Price Per Share”), (iii) the number of Funding Date Acquired Common Shares (as defined below), Funding Date Acquired Preferred Shares (as defined below) and Funding Date Acquired Warrants (as defined below), (iv) the requested closing date of the Funding (the “Funding Date”), which must be on a Business Day and may not be earlier than ten (10) Business Days following receipt of the Funding Notice and may not be later than the earlier of thirty (30) days after the date of the Funding Notice and thirty (30) days after the Cutoff Date and (v) wire transfer information to which the Investor shall fund Funding Date Purchase Price on the Funding Date. Each Funding made by the Investor pursuant to a Funding Notice shall reduce the Unfunded Capital Commitment by the amount of such Funding. No Funding Notice may be issued for any Funding which requires amounts to be funded by the Investor in an amount in excess of the then-outstanding Unfunded Capital Commitment or that would require the Investor to fund in the aggregate pursuant to this Section 2.2(b) an amount greater than the Capital Commitment, and in no event shall the Investor be obligated to consummate any Funding or otherwise fund any portion of its Capital Commitment pursuant to a Funding Notice delivered to the Investor after the Cutoff Date or that would require Funding thirty (30) days after the Cutoff Date. In the event that on the Funding Date any of the conditions set forth in Sections 6.3 and 6.4 are not satisfied or waived, the Funding Date shall be delayed until the fifth (5th) Business Day following satisfaction or waiver of such conditions (subject, in any event, to the satisfaction or waiver of such conditions on the Funding Date); provided, however, that in the event the Funding Date is delayed by more than thirty (30) days following the original Funding Date or is delayed beyond thirty (30) days following the Cutoff Date, the applicable Funding Notice shall be deemed rescinded and a new Funding Notice will be required to be delivered (subject to the terms and conditions hereof) in order to effect a Funding. For the avoidance of doubt, any obligation of the Investor to effect a Funding is subject to the satisfaction or waiver of the conditions set forth in Section 6.3.
(c)The Company shall notify the Investor at least thirty (30) Business Days prior to the consummation of any Change of Control of the Company or an Initial Public Offering, setting forth the material terms thereof. At the Investor’s request, in the event that at the time of receipt of such notice, or at any time within thirty (30) days after the Cutoff Date, any Unfunded Capital Commitment remains outstanding, the Investor may (but is not obligated to) demand a Funding of all or any portion of the remaining Unfunded Capital Commitment by delivering notice thereof to the Company (which, in the case of a Change of Control of the Company or an Initial Public Offering, shall be at least fifteen (15) Business Days prior to the consummation thereof). Promptly, and in any event within five (5) Business Days, after receipt of such request, the Company shall issue a Funding Notice for a Funding of the entire remaining Unfunded Capital Commitment (or a portion thereof specified in the notice by the Investor to the Company) to be funded, in the case of a Change of Control of the Company or an Initial Public Offering, immediately prior to (and contingent upon) the consummation thereof.
(d)On each Funding Date, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, (i) a number of shares of Common Stock equal to sixty-percent (60%) of the Funding Date Purchase Price divided by the Funding Date Price Per Share (with respect to each Funding Date, such Funding Date’s “Funding Date Acquired Common Shares”), (ii) a number of shares of Preferred Stock equal to the Second Tranche Preferred Stock multiplied by a fraction, the numerator of which equals forty-percent (40%) of the Funding Date Purchase Price and the denominator of which equals forty-percent (40%) of the aggregate Capital Commitment (with respect to each Funding Date, such Funding Date’s “Funding Date Acquired Preferred Shares”), and (iii) a number of Warrants equal to the Second Tranche Warrants multiplied by a fraction, the numerator of which equals the Funding Date Purchase Price and the denominator of which equals the aggregate Capital Commitment (with respect to each Funding Date, such Funding Date’s “Funding Date Acquired Warrants”), in each case, which Securities shall be fully paid and non-assessable and free and clear of all Liens (other than transfer restrictions pursuant to applicable securities laws). In consideration for the issuances, the Investor shall pay on the Funding Date an aggregate purchase price equal to the Funding Date Purchase Price in cash by wire transfer of immediately available funds to the account designated by the Company in the Funding Notice. On each Funding Date, the Company shall deliver to the Investor a book entry account representing the Funding Date Acquired Common Shares and a duly executed Warrant representing the Funding Date Acquired Warrants.
2.3    Closing Deliveries.
At the Closing:
(a)the Company shall deliver, or cause to be delivered, to the Investor:
(i)evidence reasonably satisfactory to the Investor of the consummation of the Reorganization and the Management Rollover;

(ii)evidence of the filing and effectiveness of the Certificate of Designation;
(iii)a duly executed counterpart signature page to the Stockholders Agreement by the Company and Tiptree;
(iv)a duly executed counterpart signature page to the Registration Rights Agreement by the Company and Tiptree;
(v)resolutions of the board of directors of the Company (following completion of the Reorganization) authorizing and reserving for issuance shares of Common Stock issuable upon (a) the conversion of the Series A Preferred Stock, (b) the exercise of the Warrants issued or to be issued pursuant to this Agreement, (c) the exercise of the Additional Warrants issued or to be issued pursuant to this Agreement and (d) the sale of Common Stock to the Investor for all Fundings;
(vi)duly adopted the Bylaws;
(vii)resolutions of the board of directors of the Company, following the Conversion, appointing as directors the two representatives designated by the Investor (the “Investor Directors”) and, subject to Section 7.15, one representative designated by mutual agreement between Tiptree and the Investor (the “Independent Director”), in each case, pursuant to the Stockholders Agreement;
(viii)a duly executed Warrant representing the Warrants that the Investor is purchasing at the Closing;
(ix)a duly executed Investor Additional Warrant representing the Investor Additional Warrants that the Investor is purchasing at the Closing;
(x)duly executed counterpart signature pages to the Indemnification Agreements, by and between the Company and the Investor Directors and the Independent Director (collectively the “Indemnification Agreements”), by the Company;
(xi)evidence of a book entry account representing the Common Stock and Series A Preferred Stock that the Investor is purchasing at the Closing;
(xii)written evidence of the termination of all Related Person Transactions and any Related Person Agreement required to be terminated pursuant to Section 7.11, in form and substance reasonably satisfactory to Investor;
(xiii)a payoff letter from Fortress Credit Corp., in connection with the Indebtedness under the Fortress Credit Agreement to be repaid at the Closing, in form and substance reasonably satisfactory to the Investor (the “Payoff Letter”);

(xiv)evidence in form and substance reasonably satisfactory to the Investor that all Liens (other than Permitted Liens) in respect of any Group Company in respect of the Fortress Credit Agreement shall have been released as of the Closing;
(xv)evidence of the filing and effectiveness of the Certificate of Incorporation;
(xvi)a duly executed counterpart signature page to the Contribution Agreement by the Company and each LOTS Intermediate Holder (as defined therein) party thereto;
(xvii)a duly executed counterpart signature page to the Assignment and Assumption Agreement by the Company and Tiptree party thereto;
(xviii)a duly executed Plan of Conversion by the Company; and
(xix)resolutions of the board of directors of the Company, following the Conversion, adopting the 2021 Equity Plan.
(b)the Investor shall:
(i)deliver to the Company a duly executed counterpart signature page to the Stockholders Agreement by the Investor;
(ii)deliver to the Company a duly executed counterpart signature page to the Registration Rights Agreement by the Investor;
(iii)deliver to the Company a duly executed counterpart signature pages to the Indemnification Agreements by the Investor Directors; and
(iv)make the Closing Payment by wire transfer of immediately available funds in an amount equal to the Closing Payment Amount payable pursuant to Section 2.2(a).
2.4    Withholding.
The Investor shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as the Investor is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and shall be paid, by the Investor to the appropriate Governmental Authority.

2.5    Release of Claims.
    In further consideration of the Transactions, Tiptree, on behalf of itself and its Affiliates (other than any Group Company), predecessors and assigns, hereby irrevocably and unconditionally releases, waives and holds each Group Company, their controlled Affiliates, predecessors and assigns, and its and their respective Representatives harmless from and against any and all claims of any nature arising prior to and through the Closing to the extent relating to, arising from or in connection with Tiptree’s ownership of any equity securities of the Company or any breach of fiduciary duty or other derivative claim on behalf of the Company, or the conduct of the business of the Company prior to the Closing (the “Released Claims,” and such release, the “Release of Claims”). It is further agreed and understood that this Release of Claims is a full and final release of all the Released Claims whether known or unknown, fixed or contingent, manifested or unmanifested. Tiptree hereby waives the protection of any provision of any Law that would operate to preserve any Released Claims that are unknown as of the Closing Date. Notwithstanding the foregoing, the Release of Claims does not release, and is not a waiver of, any claims by Tiptree (or its Affiliates, predecessors, and assigns) arising under or relating to this Agreement or any Transaction Document, claims under any Related Party Agreement not required to be terminated pursuant to Section 7.11, claims relating to fraud, or any rights a director or officer may have to indemnification and/or expense reimbursement pursuant to applicable Law or the Company’s Governing Documents.
2.6    Adjustments to Prevent Dilution.
(a)In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock issued and outstanding prior to the Closing as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the number of Securities to be acquired at the Closing, the Series A Conversion Price of any Preferred Stock to be acquired at the Closing and the exercise price of each Warrant to be acquired at the Closing (and any other amounts that are tied to the number of shares outstanding) shall be equitably adjusted to reflect such change.
(b)In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock issued and outstanding prior to any Funding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Second Tranche Common Stock, Second Tranche Preferred Stock, Second Tranche Warrants, Funding Date Price Per Share and the exercise price per Warrant (and any other amounts that are tied to the number of shares outstanding) shall be equitably adjusted to reflect such change.
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Investor as follows:

3.1    Organization, Qualification and Corporate Power.
Each Group Company is duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or other organizational power and authority, and all authorizations, licenses and permits, necessary to own, lease and operate the assets and properties it purports to own, lease or operate and to carry on its business as presently conducted. Each Insurance Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business as now conducted by it, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to the Investor an accurate and complete copy of the Governing Documents of each Group Company as in effect immediately prior to the Closing.
3.2    Enforceability.
Each Group Company has all requisite corporate (or similar) power, authority and legal capacity to execute and deliver this Agreement, the Certificate of Designation, and each of the other Transaction Documents to which the Company is or will be a party (assuming the due authorization, execution and delivery by the other parties hereto and thereto). The execution, delivery and performance of this Agreement and the other Transaction Documents by each Group Company and the consummation by each Group Company of the Transactions have been duly and validly authorized and approved by all corporate action on the part of each Group Company, as applicable. No other corporate proceedings, limited liability company proceedings or similar proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents or to consummate the Transactions. This Agreement and each of the Transaction Documents to which any Group Company is, or is intended to be, a party, has been duly executed and delivered by the applicable Group Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the applicable Group Company, enforceable against such Group Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exceptions”).
3.3    Subsidiaries.
(a)Section 3.3(a) of the Company Disclosure Schedule sets forth a true and complete list of each Group Company as of the date of this Agreement and, for each of the Company’s Subsidiaries, its jurisdiction of incorporation or organization each material jurisdiction where such Subsidiary is qualified to do business. Section 3.3(a)(i) of the Company

Disclosure Schedule sets forth a true and complete list of each Insurance Subsidiary and Warranty Subsidiary of the Company in existence as of the date of this Agreement and, for each such Insurance Subsidiary and Warranty Subsidiary, its jurisdiction of incorporation or organization and each jurisdiction where such Subsidiary is licensed by an Insurance Regulator as an insurance company or licensed to conduct a Warranty Business, as applicable. Except as set forth on Section 3.3(a)(ii) of the Company Disclosure Schedule, all outstanding equity securities of each Subsidiary of the Company are owned beneficially and of record by the Company or another wholly-owned Subsidiary of the Company. Except as set forth on Section 3.3(a)(iii) of the Company Disclosure Schedule, no Group Company directly or indirectly owns any equity securities in, or any interest convertible into or exchangeable or exercisable for, or any option, warrant or other right to acquire, at any time, any equity securities, stock, partnership interest or joint venture or similar interest in any Person, other than ordinary course investments held in the investment portfolios of the Insurance Subsidiaries or Warranty Subsidiaries.
(b)Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), are duly authorized, validly issued, fully paid and nonassessable and not subject to and were not issued in violation of any preemptive rights, right of first refusals or offer, buy-sell arrangements or similar arrangements and were issued in compliance in all material respects with applicable Law. Except as set forth on Section 3.3(b)(i) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) securities of any Group Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions, or other rights to acquire from any Group Company, or other obligations of any Group Company to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in the foregoing clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, and except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.
(c)The Securities to be issued at the Closing and on each Funding Date will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights, right of first refusals or offer, buy-sell arrangements or similar arrangements, and will be issued in compliance in all material respects with applicable Law and free and clear of all Liens (other than transfer restrictions under applicable securities laws).
3.4    No Violations; Consents.
(a)Assuming that all consents, approvals, filings and notices described in Section 3.4(b) have been obtained, the execution, delivery and performance of this Agreement and the other Transaction Documents by any Group Company does not, and the consummation by each Group Company of the Transactions, and compliance by each Group Company with the provisions of this Agreement and the other Transaction Documents will not, with or without the giving of notice, lapse of time or both, conflict with, or result in any violation or breach by any Group Company of, or constitute a default under, or give rise to a right of, or result in, an acceleration, termination, loss of benefits or rights, or cancellation, require novation or the consent or approval of or provision of notice to any third party or result in any Lien in or upon any of the Securities, or any equity securities or properties or other assets of any Group Company, give rise to any additional payment by, or obligation of, any Group Company or trigger the right of any Person to acquire all or any part of the Securities or any equity securities of any Group Company pursuant to a preferential purchase right, preemptive right, right of first refusal or offer, buy-sell arrangement or otherwise, in each case under, (A) the Governing Documents of any Group Company, (B) any Permits for the operation of the businesses of the Group Companies or other authorization or Contract to which any Group Company is a party or by which any Group Company, or any of their respective assets or properties, are bound, or to which any equity securities of any Group Company (including the Securities) are subject, or (C) subject to receipt of the Required Governmental Approvals, any (x) Law applicable to any Group Company or their respective properties or other assets or (y) Order applicable to any Group Company or their respective properties or other assets, other than, in the case of the foregoing clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not have, or would not reasonably be expected to have, a material impact on the Group Companies, taken as a whole, or materially delay or prevent the consummation of the Transactions.
(b)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to any Group Company in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Company or the consummation of the Transactions, except for (i) the consents, approvals, filings or notices from or to Governmental Authorities set forth on Section 3.4(b)(i) of the Company Disclosure Schedule, (ii) the consents, approvals or notices from or to third parties set forth on Section 3.4(b)(ii) of the Company Disclosure Schedule (collectively, the “Required Third Party Approvals”), (iii) the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware with respect to the filing of a Certificate of Conversion in connection with the Reorganization and the Certificate of Designation with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, and (iv) such other consents, approvals or notices the failure of which to obtain or make would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, nor would such failure reasonably be expected to, individually or in the aggregate, materially delay or prevent the consummation of the Transactions.
3.5    Compliance with Law; Permits; Compliance with Payment Authority Rules.
(a)Except as provided in Section 3.5(a) of the Company Disclosure Schedule, each Group Company is, and since January 1, 2019 has been, in compliance in all material respects with all Laws applicable to it, its properties or other assets or its business or operations. Since January 1, 2019 no Group Company has received any written or, to the Company’s Knowledge, oral notice or other communication from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of any Group Company to comply with, any Laws applicable to any Group Company or any of its respective properties or other assets or its business or operations, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole, or materially delay or prevent the consummation of the Transactions.
(b)There are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on any Group Company or to which any Group Company is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has any Group Company adopted any policy, procedure or board or stockholder resolution at the request of any Governmental Authority, which (i) limit the ability of any Insurance Subsidiaries to issue Insurance Contracts or enter into reinsurance contracts, (ii) limit the ability of any Warranty Subsidiaries to issue Warranty Contracts, (iii) require any divestiture of any investment of any Group Company, (iv) in any manner relate to the capital adequacy, credit or risk management policies or management of any Group Company or the ability of any Group Company to pay dividends, (v) require any investment of any Group Company to be treated as non-admitted assets (or local equivalent), or (vi) otherwise restrict the conduct of the business of any Group Company or give rise to any capital maintenance obligations, nor has any Group Company been advised by any Governmental Authority in writing (or, to the Company’s Knowledge, orally) that it is contemplating issuing or requesting any of the foregoing, in each case, except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole.
(c)Each Group Company owns, holds or possesses all Permits necessary to lawfully own or lease, operate and use its assets or properties and to lawfully carry on and conduct its business. Section 3.5(c) of the Company Disclosure Schedule lists all Material Permits held by each Group Company (pursuant to clause (y) of the definition thereof). Each Material Permit is valid and in full force and effect. Each Group Company is, and at all times since January 1, 2019 has been, in compliance in all material respects with the terms, provisions and conditions of each Permit. Since January 1, 2019, no Group Company has received any written notice of any violation of any Material Permit. No Group Company has received any written notice or, to the Company’s Knowledge, any other communication from any Governmental Authority regarding any actual, alleged, proposed or threatened revocation, withdrawal, suspension, cancellation, limitation, amendment, restriction, impairment, non-renewal or termination of, or modification to, any Material Permit. To the Company’s Knowledge, no condition exists and no event has occurred, which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any such Material Permit, other than by expiration of the terms set forth therein. All applications required to have been filed for the renewal of each Material Permit or other filings required to be made with respect to each Material Permit have been duly filed on a timely basis with the appropriate Governmental Authority. Subject to the Required Governmental Approvals, none of the Material Permits will be subject to revocation, withdrawal, suspension, cancellation, modification, or termination as a result of the consummation of the Transactions. The only Subsidiaries or other Affiliates that issue Insurance Contracts, or otherwise conduct any business that would require such Person to be licensed by an Insurance Regulator as an insurance company, are the Insurance Subsidiaries.
3.6    Capitalization; Valid Issuance.
(a)As of the date hereof, all of the authorized equity securities of the Company consist of limited liability company interests of the Company all of which are issued and outstanding and owned by Tiptree or a Subsidiary thereof.
(b)As of immediately after the Closing, the authorized capital stock of the Company will consist of 400,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01, per share, of which 5,333,333 are designated Series A Preferred Stock. As of the Closing (after giving effect to the Closing):
(i)57,779,527 shares of Common Stock including 1,856,660 shares of Restricted Stock, are issued and outstanding, 3,733,333 shares of Series A Preferred Stock are outstanding and no other shares of preferred stock are outstanding;
(ii)no shares of Common Stock are held by the Company in its treasury; and
(iii)2,257,736 Restricted Stock Units are awarded pursuant to, or subject to the terms of, the 2021 Equity Plan, of which 1,856,660 are vested.
(c)All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to and were not issued in violation of any preemptive rights, right of first refusals or offer, buy-sell arrangements or similar arrangements, and issued in compliance in all material respects with applicable Law.
(d)There are no bonds, debentures, notes or other indebtedness of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock, equity or other securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no agreements or understandings (including any voting trust or irrevocable proxy) to which any Group Company is a party with respect to the issuance of or the voting interest in or consent of any shares of capital stock or other equity interests of any Group Company or which restrict the transfer of any such shares (other than agreements restricting the transfer of unvested shares of Restricted Stock issued and outstanding under the Stock Program).
(e)Other than pursuant to the Stock Program or this Agreement, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of any Group Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of any Group Company, or (C) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from any Group Company, and no obligation, agreement or commitment of any Group Company to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, and there are not any outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Group Company.
(f)Section 3.06(f) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested Restricted Stock outstanding under the Stock Program, including the name of the Persons to whom such Restricted Stock awards have been granted and the number of shares granted. No Group Company has issued any “phantom” stock or stock appreciation rights.
(g)None of the equity securities of any Group Company are traded on any national securities exchange, nor are any registered with the SEC.
3.7    Financial Statements.
(a)The Company has delivered to the Investor the (i) audited consolidated balance sheet of the Company for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows of the Company for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 (the “Balance Sheet Date”) and (ii) unaudited consolidated balance sheet of the Company as of June 30, 2021, and the related unaudited consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows of the Company for the six-month period then ended (the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Group Companies and in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP (the absence of which would not reasonably be expected to be material to the

Company, taken as a whole). The Financial Statements fairly present in all material respects the financial condition and operating results of the Group Companies as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments that would not reasonably be expected to be material to the Company, taken as a whole.
(b)Since January 1, 2019, each Insurance Subsidiary has timely filed all annual statements (including the audited statutory financial statements) and quarterly statements, each together with all exhibits, amendments, interrogatories, schedules and notes thereto and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith (the “Company Statutory Filings”), required to be filed with or submitted to the appropriate Governmental Authority of each jurisdiction in which such Insurance Subsidiary is licensed, authorized, domiciled, commercially domiciled or eligible on forms prescribed or permitted by such Governmental Authority, including any such Insurance Regulator. The Company has made available to the Investor true and complete copies of all Company Statutory Filings filed with any such Insurance Regulator. The Company Statutory Filings and the respective statements of assets, liabilities, surplus and other funds, reserves and expenses and cash flows included or incorporated by reference therein (i) were prepared in all material respects from the books and records of the applicable Insurance Subsidiary, (ii) present fairly in all material respects the statutory financial condition and results of operations, cash flows and changes in capital and surplus (or stockholders’ equity as applicable) of the applicable Insurance Subsidiary as of the date and for the periods then ended, and (iii) were prepared in accordance with SAP applied on a consistent basis throughout the periods covered thereby. The Company Statutory Filings complied in all material respects with all applicable Laws when filed or submitted, and no material deficiency or material violation has been asserted by any Governmental Authority with respect to the Company Statutory Filings that has not been cured or otherwise resolved to the satisfaction of such Governmental Authority. Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, (i) none of the Company Statutory Filings were prepared on the basis of any permitted accounting practice that is not disclosed in such Company Statutory Filings, (ii) there is no restriction or limitation, imposed by any Governmental Authority (other than as set forth in the applicable Insurance Law), on the ability of any Subsidiary of the Company to declare, make or pay any dividends, directly or indirectly, to the Company or any of such Subsidiaries’ direct or indirect equity owners, and (iii) each Group Company is entitled under applicable Law to take full credit in its Company Statutory Filings for all material amounts reflected in the Company Statutory Filings as being recoverable by it pursuant to any Reinsurance Agreement, and all such amounts have been properly recorded in its books and records of account and are properly reflected in its Company Statutory Filings.
(c)The loss reserves and other actuarial amounts of the Insurance Subsidiaries and the Warranty Subsidiaries as of December 31, 2020 and as of June 30, 2021, in each case, recorded in the Company Statutory Filings or Financial Statements, as applicable: (i) were derived from the books and records of the applicable Insurance Subsidiary or Warranty Subsidiary, (ii) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as may be indicated in the notes thereto), (iv) include provisions for all actuarial reserves that are required to be established in accordance with applicable Laws, (v) meet the requirements of applicable Laws and (vi) make reasonable provision for all unpaid loss and loss adjustment expense obligations under the terms of the Group Companies’ contracts and agreements. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement is intended or shall be construed to be a representation or warranty (express or implied) of the Company or any of its Affiliates with respect to (i) the adequacy or sufficiency of any of such loss reserves or other actuarial amounts, (ii) the collectability of reinsurance recoverables, or (iii) the effect of the adequacy or sufficiency of any such loss reserves on any “line item.”
(d)The Group Companies have implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or SAP, as applicable, and to maintain asset accountability. No Group Company has identified or been made aware of any fraud that involves management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by any Group Company or any claim or allegation regarding any of the foregoing.
3.8    Liabilities.
(a)Except (i) as expressly set forth in the Financial Statements, (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business and which are not material in amount (and did not arise from a breach of contract, violation of Law, any infringement or misappropriation or other tort), (iii) as set forth on Section 3.8(a) of the Company Disclosure Schedule, or (iv) Liabilities under Contracts that relate to obligations that have not yet been performed, and are not required to be performed as of the date of this Agreement and do not relate to or arise from any breach of such Contract, no Group Company has any Liabilities, other than Liabilities that are not individually or in the aggregate, material to the Group Companies, taken as a whole. Notwithstanding the foregoing, this Section 3.8 does not address Liabilities in respect of Taxes.
(b)Other than intercompany Indebtedness between the Group Companies, except as set forth on Section 3.8(b) of the Company Disclosure Schedule, no Group Company has any Indebtedness, Non-Recourse Indebtedness or any interest rate, commodity, basis, equity or currency swap transactions (other than ordinary course investments held in the investment portfolios of the Insurance Subsidiaries or Warranty Subsidiaries), caps, collars, option, exchange, repurchase or other hedging transactions and has not guaranteed any other Person’s Indebtedness or Non-Recourse Indebtedness.
3.9    Absence of Changes.
Since the Balance Sheet Date, except as contemplated by this Agreement and the Transactions, the Group Companies have conducted their respective businesses in the Ordinary

Course of Business, and there has not been any Material Adverse Effect or any event, change or occurrence that would reasonably be expected to result in a Material Adverse Effect. Since the Balance Sheet Date through and including the date hereof, except as set forth on Section 3.9 of the Company Disclosure Schedule, no Group Company has taken any action that would have been prohibited by Section  7.1 hereof if such action were taken after the execution and delivery of this Agreement.
3.10    Assets.
The Group Companies have valid, good and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the tangible assets necessary for the conduct of the Business, taken as a whole, as currently conducted free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 3.10 of the Company Disclosure Schedule, the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by the Group Companies are sufficient to enable the Company to conduct its business, in all material respects, as it is being conducted on the date hereof and will be so sufficient immediately following the Closing.
3.11    Real Property.
(a)No Group Company owns a fee interest in any real property and no Group Company has any contingent liabilities with respect to any real property previously owned by such Group Company. No Group Company holds any leasehold or subleasehold interest in any real property, or licenses or otherwise occupies any real property, except the Leased Real Property.
(b)Section 3.11(b) of the Company Disclosure Schedule sets forth (i) a true and complete list, including the names of landlord, tenant and any sublessee and the address, of each parcel of Leased Real Property in which any Group Company leases, subleases, licenses occupies or otherwise uses in the conduct of the Business as of the date hereof (the “Leased Real Property”), and (ii) a true and complete list of the Leases applicable thereto. All Leased Real Property is leased pursuant to written leases set forth on Section 3.11(b) of the Company Disclosure Schedule. The Company has heretofore made available to the Investor true and complete copies of all the Leases. Each Lease is the legal, valid, binding obligation of the Company or its Subsidiary, as applicable, and each Group Company, as applicable, has a valid leasehold interest in the Leased Real Property relating thereto, free and clear of all Liens except Permitted Liens. Each Lease is in full force and effect and no rent or other sums and charges payable by the Group Companies, as applicable as tenant thereunder is past due. No event or condition exists under any of the Leases which could give rise to a default thereunder or termination thereof (other than expiration of such Lease by its terms on the scheduled termination date, rather than an accelerated termination date). No Group Company has received any written notice of, and to the Company’s Knowledge there does not currently exist, any material default under any of the Leases, and to the Company’s Knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any of the Leases. No Group Company has transferred, assigned, mortgaged, pledged or otherwise encumbered its leasehold interest in the Leases, nor has agreed to do any of the foregoing.
(c)Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, each Group Company, as applicable, has exclusive possession of the Leased Real Property and there are no leases, subleases, licenses, lease guaranties, assignments, occupancy agreements or other contracts granting to any Person (other than the Group Companies) the right of use or occupancy of any Leased Real Property, whether as lessor, lessee, sublessor, sublessee, licensor or licensee. No Group Company is a party to any contract to purchase, and does not have an option to purchase, any real property. There are no Persons occupying, or with a right to occupy, including, without limitation, pursuant to a purchase option, right of first offer, right of first refusal, the Leased Real Property, other than the Group Companies.
(d)Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, the Leased Real Property constitutes all of the real property leased, subleased, licensed, occupied or otherwise used by Group Companies in connection with the Business. The Leased Real Property is reasonably required, and suitable, for the conduct of the Business as it is currently conducted, and no other real property is reasonably required to operate the Business as currently conducted. To the Company's Knowledge, all material licenses and approvals necessary to the Company's or any Subsidiary’s current occupancy and use of the Leased Real Property have been obtained and are in full force and effect and there have been no material violations thereof.
(e)Neither the whole nor any part of the Leased Real Property is subject to any Legal Proceeding, or other taking by any public authority or Governmental Authority, and to the Company’s Knowledge, no such Legal Proceeding or other taking is threatened, and there are no unpaid brokerage commissions owed by any Group Company (whether or not the same are presently due and payable) in connection with the Leases.
3.12    Intellectual Property.
(a)Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all extant (i) trademark and service mark registrations and applications for registration thereof, and material unregistered trademarks and service marks (ii) copyright registrations and applications for registration thereof, (iii) domain name registrations, (iv) social media account registrations and (v) patents and pending patent applications, in each case that are included in the Owned Intellectual Property (collectively, the “Registered Intellectual Property”).
(b)Except as otherwise indicated on Section 3.12(b) of the Company Disclosure Schedule, with respect to the Company Intellectual Property: (1) an applicable Group Company is the sole owner of all right, title, and interest in and to the Company Intellectual Property, or an applicable Group Company uses such Company Intellectual Property pursuant to a valid license agreement, in each case, free and clear of any Lien (other than a Permitted Lien); (2) the Company Intellectual Property is not subject to any outstanding Order of which any Group Company has received notice; and (3) no Legal Proceeding of which any Group Company has received notice is pending or, to the Company’s Knowledge, is threatened before a Governmental Authority that challenges the legality, validity, enforceability, registrations, use, or ownership thereof, in each case, except as would not be, or would not reasonably be expect to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(c)Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, all required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars and are otherwise in good standing, and none of the Registered Intellectual Property is subject to any maintenance fees or taxes or actions falling due within thirty (30) calendar days after the Closing Date. The Registered Intellectual Property is valid, subsisting and enforceable.
(d)Section 3.12(d)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all agreements under which any Group Company licenses Intellectual Property from a third party, other than for Off-The-Shelf Software Licenses (such agreements being referred to as “License In Agreements”). No Group Company has granted any sublicense with respect to any License In Agreement other than in the Ordinary Course of Business and as permitted in such License In Agreement. Section 3.12(d)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all agreements under which any Group Company licenses Intellectual Property to a third party, and other non-exclusive licenses to customers granted in the Ordinary Course of Business (such agreements being referred to as “Out License Agreements”).
(e)Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, no Group Company has received any written charge, complaint, claim, demand or notice since the Balance Sheet Date (or earlier, if not resolved), alleging any interference, infringement, misappropriation, challenge to ownership of Company Intellectual Property, or conflict of or with the Intellectual Property rights of any third parties (including any claim that any Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). Except as set forth on Section 3.12(e) of the Company Disclosure Schedule since January 1, 2019, (i) none of (A) the Group Companies, (B) the Owned Intellectual Property, or (C) the operation of the Business, has interfered with, infringed upon, diluted, conflicted with, misappropriated, or otherwise violated (or infringes upon, dilutes, misappropriates, conflicts with or otherwise violates) any Intellectual Property rights of third parties; and (ii) no third party has interfered with, infringed upon, misappropriated, violated or otherwise come into conflict with any Owned Intellectual Property .
(f)All Persons (including current and former employees, officers, founders, directors, consultants, and independent contractors) who created or contributed to Owned Intellectual Property or Proprietary Software have presently assigned any and all title, interest or rights to any Group Company, or such work created or developed for any Group Company constitutes (and is deemed) a “work made for hire,” to the extent applicable, and no such individual or Person has any title, interest or rights in or to any Company Intellectual Property or Proprietary Software, in each case, except as would not be, or would not reasonably be expect to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g)Section 3.12(g) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material software, databases, applications and programs owned or purported to be owned by the Group Companies (the “Proprietary Software”) necessary for the operation of the Business in the Ordinary Course of Business. The Group Companies exclusively own the rights, title and interest in the Proprietary Software, free and clear of all Liens (other than Permitted Liens). The source code for all Proprietary Software is and has always been maintained in confidence and has not been disclosed to any third party. To the extent the Company or any of its Subsidiaries use, or the Proprietary Software incorporates, any “open source” or “copyleft” software, or the Company or any of its Subsidiaries are a party to “open” or “public source” or similar licenses, the Company and its Subsidiaries are in compliance with the terms of any such licenses, and are not required under any such license in the operation of its Business as currently conducted to (a) make or permit any disclosure or to make available any source code for the Proprietary Software (or any of its licensors’ proprietary software), (b) distribute or make available at no charge any of the Proprietary Software or other Intellectual Property (or to permit any such distribution or availability) or (c) otherwise impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute such Proprietary Software or other Company Intellectual Property.
(h)Neither the Company nor, to the Knowledge of the Company, any Person acting on behalf of the Company, has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any source code for any Proprietary Software.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, or any Person acting on behalf of the Company, of any such source code, including the execution of this Agreement or any Transaction Document or the consummation of the Transactions. No third party owns any right, title or interest in or to any such source code. The Company possesses all source code for the Proprietary Software that is necessary to compile, link, build and otherwise create fully functioning executable Software.
(i)The Group Companies have taken all commercially reasonable steps to (i) establish, safeguard, and maintain the ownership, secrecy, and confidentiality of all Trade Secrets and other non-public Company Intellectual Property and confidential information, and (ii) safeguard and maintain the secrecy and confidentiality of all third party Trade Secrets, Software and technology licensed to any Group Company by a third party to the extent necessary to comply with its obligations under the applicable agreement under which it was disclosed or licensed. To the Knowledge of the Company, no Trade Secrets or other confidential information have been disclosed to any third party, except pursuant to written and enforceable confidentiality obligations or, in the case of professional advisors, is required to maintain the confidentiality of such disclosures under ethical and/or fiduciary obligations. The Group Companies have entered into valid and enforceable agreements with each Person that has or has had access to such trade secrets or confidential information or has contributed, developed or conceived any Intellectual Property. No employee, director, officer, founder, consultant or contractor of any Group Company has misappropriated the Trade Secrets of any third party for use in connection with the Business except as would not reasonably be expected to be material to the Group Companies taken as a whole.

(j)The IT Systems and the Software used, reproduced, modified or redistributed by the Group Companies are free from any computer code or any other mechanisms, including “back door,” Trojan horse or similar devices that could allow circumvention of security controls, disrupt, disable, erase, or harm in any way such IT Systems or the business of the Group Companies, or that are intended to cause damage or corrupt any computer data, hardware, storage media, programs, equipment or other communications, or to or allow unauthorized access to the IT Systems or any Software, and are free from any known virus, bug, or similar code or device that could interfere with the normal operation of the IT Systems or such Software, or that are intended to cause damage to the IT Systems or such Software, in each case, except as would not have, or would not reasonably be expected to have, a material impact on the Group Companies, taken as a whole, or materially delay or prevent the consummation of the Transactions.
(k)The IT Systems are adequate for each Group Company’s current needs in the operation of the Business in the Ordinary Course of Business, and since January 1, 2019, there have been no failures, crashes, known security breaches, known unauthorized access or other adverse events affecting the IT Systems which have caused any disruption to the Business. The IT Systems operate in accordance with their applicable documentation in all material respects. The Group Companies have taken commercially reasonable steps to provide for the back-up and recovery of material data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Group Companies have taken adequate actions to protect the integrity and security of the IT Systems and the information stored therein, processed thereon or transmitted therefrom from unauthorized use, access, or modification by a third party. All Proprietary Software currently complies in all material respects with all applicable warranties and contractual commitments relating to the use, functionality, and performance of thereof, and there are no pending or, to the Knowledge of the Company, threatened claims alleging any such failure. There exist no technical deficiencies or problems with any Proprietary Software that adversely affect the performance of such products or services, or that cause any such products or services to fail to substantially conform to their written specifications, in each case, except as would not have, or would not reasonably be expected to have, a material impact on the Group Companies, taken as a whole, or materially delay or prevent the consummation of the Transactions.
(l)No (i) funding, facilities, or personnel of any Governmental Authority, or (ii) funding, facilities, or personnel of a university, college, or other educational institution or research center was used in the development of any Owned Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for the government, university, college, or other educational institution or research center in a manner that would affect any of the Company’s rights in any Owned Intellectual Property except as would not have, or would not reasonably be expected to have, a material impact on the Group Companies, taken as a whole, or materially delay or prevent the consummation of the Transactions.

(m)No Group Company is now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of any Group Company to grant or offer to any Person or other third party any license or right to any Company Intellectual Property.
3.13    Privacy and Data Security.
(a)Each Group Company complies in all material respects with, and has at all times since January 1, 2019 complied in all material respects with, (i) all of the following relating to access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including any Personal Information protected under applicable Laws or otherwise relating to privacy, security, or security breach notification requirements applicable to any Group Company, to the conduct of its business, or to any of the systems or any confidential or sensitive data and all applicable laws pertaining to data protection, data privacy, data security, data transfer, electronic communications, telephone and /or text message communications, marketing by email or other channels and data breach notification (“Data Protection Laws”); (ii) all published, posted and internal policies, procedures, agreements and notices relating to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Information; and (iii) any contracts or codes of conduct relating to the collection, processing, access, use, storage, disclosure, or transmission of Personal Information ((i) – (iii) collectively, the “Data Protection Requirements”).
(b)Each Group Company established and maintains, and has maintained, physical, technical, and administrative safeguards, compliant with applicable Data Protection Requirements, that (i) identify internal and organizational risks to the confidentiality, integrity, security, and availability of Personal Information, taking into account the sensitivity of the data or systems; (ii) protect the confidentiality, integrity, security, and availability of each Group Company’ software, systems, and websites that are involved in the collection or processing of Personal Information or any confidential or sensitive data; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any breach of security compromising Personal Information, confidential or sensitive data, and Company’s systems. All employees, contractors, officers, agents, vendors, service providers and other representatives of the Company that handle Personal Information on behalf of the Company have received training with respect to compliance with Data Protection Requirements.
(c)Since January 1, 2019, no Group Company has experienced any failures, crashes, Data Security Breaches or security incidents, unauthorized access or destruction, use, modification, unavailability, loss, acquisition of or disclosure to, or other adverse events or incidents related to Personal Information, systems or any confidential or sensitive data that would require (i) notification of individuals, other affected parties, law enforcement, or any Governmental Authority; or (ii) remedial action under any Data Protection Requirements that would cause any disruption to Company’s systems, in each case, except as would not have, or would not reasonably be expected to have, a material impact on the Group Companies, taken as a whole, or materially delay or prevent the consummation of the Transactions. No Group

Company has received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and no Group Company is under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. No written notice, complaint, claim, audit, enforcement action, proceeding or litigation of any kind has been served on, or initiated against any Group Company by, any private party or Governmental Authority under any Data Protection Requirements.
(d)The Company has taken commercially reasonable steps and has established and maintains, and has maintained, physical, technical, and administrative safeguards, compliant with applicable Data Protection Requirements, that (i) identify internal and organizational risks to the confidentiality, integrity, security, availability of taking into account the confidentiality and sensitivity of data and systems; (ii) protect the confidentiality, integrity, security, and availability of the Company’s software, systems and websites that are involved in the collection and/or processing of Personal Information and/or confidential, sensitive, or business data and systems; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any security compromising Personal Information and/or confidential, sensitive, or business data and systems. The Company has performed all required assessments, obtained all required certification, and is otherwise compliant with all applicable Data Protection Laws, including the Payment Card Industry Data Security Standard, in each case, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, Company’s systems do not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase, or harm in any way such Company IT Systems’ operation, or cause the Company’s systems to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access without authorization any product or system containing or used in conjunction with Company’s systems.
(e)The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Requirement.
3.14    Material Contracts.
(a)Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date of this Agreement, no Group Company is a party to or bound by, and none of their respective properties or other assets is subject to (whether written or oral):
(i)(x) Contracts with the ten (10) largest customers selling the products of the Group Companies, as measured by the dollar amount of gross written premium therefrom or thereby, during each of the twelve-months ended December 31, 2020, and (y) Contracts with the three (3) largest suppliers of the Group Companies, as measured by the dollar amount spent thereby, during each of the twelve-months ended December 31, 2020 and June 30, 2021;
(ii)Exclusive of ordinary course retrospective credit commission and reinsurance arrangements, any material joint venture, strategic alliance, licensing arrangement, partnership, manufacturer, development or supply agreement or other Contract which involves a sharing of revenue, profits, losses, costs or liabilities by any Group Company with any other Person;
(iii)any royalty, dividend or similar arrangement to be paid, or received, by the Company that is based on the revenue or profits of any Group Company or any material Contract or agreement involving fixed price or fixed volume arrangements;
(iv)other than any insurance producer, warranty producer or other producer agreement (including without limitation, any reinsurance agreement) in the ordinary course of business, any Contract for the purchase or sale of leads, products, materials, supplies, goods, services, advertisements, equipment or other assets or with a Distributor providing for annual payments by the Group Companies or to the Group Companies, respectively, of $1,000,000 or more, other than Contracts that can be terminated by any Group Company on less than ninety (90) calendar days’ notice without payment by any Group Company of any penalty;
(v)any loan or guaranty agreement, note, indenture or other instrument, Contract, or agreement under which any Group Company has incurred any Indebtedness or Non-Recourse Indebtedness, or any agreement in respect of interest rate, commodity, basis, equity or currency swap transactions (other than ordinary course investments held in the investment portfolios of the Insurance Subsidiaries or Warranty Subsidiaries), caps, collars, option, exchange, repurchase or other hedging transactions in excess of $100,000 individually or $500,000 in the aggregate, other than obligations for the deferred purchase price of property, goods or services not in excess of $500,000;
(vi)any Contract relating to any acquisition of securities or assets of another Person or another business by any Group Company in the past five (5) years, other than ordinary course investments held in the investment portfolios of the Insurance Subsidiaries or the Warranty Subsidiaries, or pursuant to which any Group Company has continuing “earn-out” or other contingent payment or guarantee obligations;
(vii)any Lease and any other lease, guaranty, sublease, license, sublicense and other occupancy agreement for the leasing, subleasing, licensing, sublicensing, use, or occupancy of, or otherwise granting a right in, any real property, including the Leased Real Property, including all amendments, supplements, modifications, replacements and restatements of the foregoing;
(viii)any Contract (other than pursuant to organizational and insurance- related documents) providing for indemnification by the Company of any officer, director or employee of the Company;
(ix)any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of any Group Company, prohibits the pledging of the capital stock of any Group Company, or prohibits the issuance of guarantees by any of the Company’s Subsidiaries;
(x)any Contract that contains a put, call or similar right pursuant to which any Group Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets;
(xi)any mortgage, security agreement, capital lease or other agreement that effectively creates a Lien (other than a Permitted Lien) on any material assets of any Group Company;
(xii)any Contract with any Governmental Authority;
(xiii)any material Contract between any Group Company, on the one hand, and any of the Insurance Subsidiaries or Warranty Subsidiaries, on the other hand (including management and underwriting agreements);
(xiv)any collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union;
(xv)any agreement under which any Group Company receives or provides material administrative services, claims administration or similar services or any investment management services other than in the Ordinary Course of Business;
(xvi)any Contract with a Distributor that: (A) is material to the business of any Group Company or (B) is not in the Ordinary Course of Business undertaken by such Group Company;
(xvii)(A) all In-Licenses Agreements and Out License Agreements, and (B) all Contracts pursuant to which any Group Company grants or granted a covenant not to sue or assert with respect to any Intellectual Property;
(xviii)any Contract for the development of any Intellectual Property by any third party for or on behalf of any Group Company (other than agreements with employees on the Company’s form employee agreement providing for assignment of such Intellectual Property from employees to any Group Company);
(xix)Contract for employment of any Company Service Provider on a full-time, part-time, consulting or other basis providing annual compensation in excess of $300,000;
(xx)Contract or Plan that provides for a payment, benefit or accelerated vesting upon the execution of this Agreement or the Closing or in connection with any of the Transactions;
(xxi)Contract relating to the sale or disposition of the material assets or equity securities of any Group Company in the last five (5) years;

(xxii)other than employment agreements between a Related Person and a Group Company, Contract with any Related Person or that relates to any Related Person Transaction (each, a “Related Person Agreement”);
(xxiii)Contract entered into on or after January 1, 2019 providing for, or relating to, the settlement or compromise of any material Legal Proceeding; or
(xxiv)other than employment agreements between a Related Person and a Group Company, any Contract containing non-competition, non-solicitation, exclusivity, preferred treatment, “most favored nation” treatment, minimum volume or purchase commitment, “take or pay” or similar requirements or that contains other limitations materially restricting the ability of any Group Company to engage in any line of business, compete with any Person or in any geographic area or to solicit or hire the employees, customers, vendors, suppliers or other business relations of any Person.
(b)Each Contract described in Section 3.14(a)(i)-(xxiv) (whether or not listed on Section 3.14(a) of the Company Disclosure Schedule), together with any Contract that is of the type described in Section 3.14(a)(i)-(xxiv) except that it is no longer in effect on the date hereof but was in effect on and after January 1, 2021, shall be referred to herein as a “Material Contract”. The Company has made available to the Investor correct and complete copies of all Material Contracts, in each case including any amendments, restatements, supplements and modifications thereto and waivers thereunder through the date hereof. Except as set forth on Section 3.14(a)(vi) of the Company Disclosure Schedule, each Material Contract is in full force and effect, and enforceable in accordance with its terms against one of the Group Companies, as the case may be, and, to the Company’s Knowledge, each other party thereto except as the enforcement thereof may be limited by Bankruptcy and Equity Exceptions. No Group Company or, to the Company’s Knowledge, any other party thereto is in breach, default or violation, nor has any Group Company or, to the Company’s Knowledge, any other party thereto, taken any action (or omitted to take any actions) which, with or without notice or lapse of time, or both, would constitute a breach, default or violation, or permit termination, modification or acceleration, as applicable, under any Material Contract, except for violations or defaults that have not had and would not reasonably be expected to be material to the Group Companies, taken as a whole. Except as set forth on Section 3.14(a)(vi) of the Company Disclosure Schedule, since January 1, 2019, no Group Company has received (i) any notice of any actual, alleged, possible or potential violation or breach of, default under, or failure to comply with, any term or requirement of any Material Contract or (ii) any notice of the intention of any party to cancel, terminate, modify, or fail to renew any Material Contract and no termination of any Material Contract has been threatened in writing. No party to any Material Contract has asserted nor has any right to offset, defense, counterclaim, discount, withhold, setoff or otherwise abate any amount owing under any such Material Contract, except as expressly set forth in such Material Contract. Since January 1, 2021, there have been no disputes with respect to any Material Contract.

3.15    Insurance Contracts.
(a)Except as set forth on Section 3.15(a) of the Company Disclosure Schedule:
(i)Since January 1, 2019, all insurance policy forms on which Insurance Contracts were issued, and any and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto, where required by applicable Law to have been approved by or filed with any Governmental Authority prior to the date hereof, are and have been filed with or approved by all applicable Governmental Authorities, or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection. Except as indicated in Section 3.15(a) of the Company Disclosure Schedule, all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. All premium rates and rating plans with respect to Insurance Contracts and all amendments pertaining to, where required to be filed with or approved by any Governmental Authority prior to the date hereof have been so filed or approved or filed with and not objected to by such Governmental Authority within the time period provided by applicable Law for objection, and the premiums charged by the Insurance Subsidiaries conform in all material respects thereto and are consistent therewith and comply with all applicable Laws. The Insurance Subsidiaries have made available to the Investor true and complete copies of a representative sample of its policy forms, including in respect of U.S. contractual liability insurance policies, that (A) are currently used a Group Company, (B) have been used by an Insurance Subsidiary for business which is still in force and (C) in either of case (A) or (B), represent a material portion of the business of the Insurance Subsidiaries (taken as a whole).
(ii)Since January 1, 2019, all claims due and payable by or on behalf of any Insurance Subsidiary on Insurance Contracts have been paid in all material respects in accordance with the terms of the Insurance Contracts under which they arose, except for such exceptions for which the Company or the applicable Subsidiary believes there is a reasonable basis to contest payment.
(iii)Each Group Company is, and since January 1, 2019 has been, in compliance with all applicable Laws regulating the marketing and sale of Insurance Contracts, regulating advertisements, requiring mandatory disclosure of policy information, and prohibiting the use of unfair methods of competition and deceptive acts or practices, and all advertising, promotional and sales materials and other marketing practices used by any Group Company and any agent of any Group Company have complied and are currently in compliance with applicable Law, in each case, in all material respects.
(iv)As of the date hereof, there are no material unpaid claims or assessments made against any Insurance Subsidiary by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund. Since January 1, 2019, each Insurance Subsidiary has timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state insurance guaranty association or similar organization.
(b)The Company has made available to Investor all material information it has obtained and of which it is aware following diligent inquiry in relation to the current status of the Company’s plans to enable Fortegra Europe Insurance Company Ltd. to conduct insurance business in the United Kingdom following the expiry of the Temporary Permissions Regime.
3.16    Warranty Contracts.
(a)To the extent required under applicable Law, all forms of Warranty Contracts written or assumed by any Warranty Subsidiary and premium rates in use by any Warranty Subsidiary have been approved by the applicable Governmental Authority or have been filed and not objected to by such Governmental Authority within the period provided for objection,.
(b)Since January 1, 2019, all benefits due and payable under any Warranty Contract issued by any Warranty Subsidiary have been paid in all material respects in accordance with the terms of the Warranty Contract under which such benefits arose, and such payments were not delinquent and were paid (or will be paid) without fines or penalties, except for such benefits for which the applicable Warranty Subsidiary believes there is a reasonable basis to contest payment.
(c)Advertising, marketing and similar communications related to all Warranty Contracts sold, administered or issued on behalf of any Warranty Subsidiary made, sent or otherwise distributed by a Group Company or, to the Company’s Knowledge, a Distributor to any consumer of the public (a “Warranty Marketing Communication”) at the time they were first put into use, complied in all material respects with all applicable Laws. Since January 1, 2019, no Order has been entered against any such Group Company, and to the Company’s Knowledge, no Group Company has been the subject of any audit, investigation or other examination by any Governmental Authority, in each case, related to any Warranty Marketing Communication. No Warranty Marketing Communication distributed by a Group Company or, to the Company’s Knowledge, a Distributor contained any unfair, deceptive, misleading or abusive term or content within the meaning of any applicable Law.
3.17    Insurance Regulatory Matters.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Insurance Subsidiaries or Warranty Subsidiaries is subject to any restrictions imposed by any Governmental Authority other than those generally applicable to similar Insurance Subsidiaries or Warranty Subsidiaries.
(b)Since January 1, 2019, the Company and each of its Insurance Subsidiaries and Warranty Subsidiaries has timely filed all registrations (including registrations required as a member of an insurance holding company system), petitions, statements, applications, schedules, forms, declarations, notices, reports, submissions (including any sales material, any nonrenewal, cancellation or revision of reinsurance agreements, material acquisitions of assets or material dispositions of assets) or other filings (including with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company) required to be filed by it with any Governmental Authority (including all supplements and amendments to any of the foregoing, the “Regulatory Filings”). All Regulatory Filings complied in all material respects with applicable Laws in effect when filed and no deficiencies or violations have been asserted by any Governmental Authority with respect to such Regulatory Filings that have not been resolved to the satisfaction of the applicable Governmental Authority. Without limiting the foregoing, since January 1, 2019, all Contracts and transactions in effect between any Insurance Subsidiary or Warranty Subsidiary, on the one hand, and any Affiliate, on the other hand, that are required to be filed with, and/or approved by, a Governmental Authority under the applicable Laws, have been filed with such applicable Governmental Authority, and the applicable Insurance Subsidiary or Warranty Subsidiary has obtained any required approvals or deemed approvals of Governmental Authorities with respect thereto.
(c)The Company has made available to Investor true and complete copies of (i) all material regulatory filings made by the Insurance Subsidiaries and Warranty Subsidiaries with any Governmental Authority since January 1, 2019; (ii) the most recent report on financial examination and market conduct reports of each of the Insurance Subsidiaries and, to the extent in the possession of the Company, all other reports or findings from any audits, examinations or investigations (including the reports or findings from any financial market conduct and similar examinations or drafts of such reports or findings if the final report or findings are not yet available) performed with respect to any of the Insurance Subsidiaries or Warranty Subsidiaries by or on behalf of any Governmental Authority and all other material reports on financial examination, market conduct reports and other reports delivered by any Governmental Authority since January 1, 2019; (iii) all insurance holding company system act filings or submissions made by any Insurance Subsidiary since January 1, 2019; and (iv) all analyses and reports submitted by any Insurance Subsidiary to the Insurance Regulator in its state of domicile since January 1, 2019 relating to its risk-based capital calculations, as well as true and complete copies of all substantive responses from the relevant Insurance Regulators related to such submissions. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, none of the Insurance Subsidiaries or Warranty Subsidiaries are subject to any pending or, to the Company’s Knowledge, threatened regulatory examinations or reviews, including any financial or market conduct examination by a Governmental Authority. Section 3.17(c) of the Company Disclosure Schedule sets forth a list of all fines, censures, and cease-and-desist orders imposed since January 1, 2019 by Governmental Authorities on any Group Company, and, to the Company’s Knowledge, no Governmental Authority having jurisdiction over any Group Company has threatened to impose any fine, censure or cease-and-desist order.
(d)No Group Company is the subject of any voluntary (or to the Knowledge of the Company, involuntary) supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, nor (to the Company’s Knowledge) has any Governmental Authority threatened to make any Group Company the subject of any such proceeding.

(e)No Insurance Subsidiary is “commercially domiciled” under the Laws of any jurisdiction and no Insurance Subsidiary is otherwise treated as domiciled in a jurisdiction other than its domiciliary jurisdiction.
(f)No Group Company is a “specialty insurer” under the Laws of the State of Florida.
3.18    Distributors; Third-Party Administrators.
(a)To the Company’s Knowledge, since January 1, 2019, each Person, including salaried employees of any Group Company, performing the duties of insurance agent, managing general agent, wholesaler, broker, solicitor, marketer, underwriter, producer, distributor or customer representative for any Group Company (each, a “Distributor”) who wrote, marketed, sold, solicited, negotiated, produced serviced, administered or managed, advised or otherwise transacted business for or on behalf of any Group Company, at the time such Distributor wrote, marketed, sold, negotiated, produced, serviced, administered or managed, advised or otherwise transacted any business for any Group Company, to the extent required by Law, was duly and appropriately appointed by the relevant Group Company to act as a Distributor and was duly licensed in all material respects, where required, as an insurance producer, managing general agent, agency or broker or solicitor, as applicable and for the type of business written, sold, solicited, produced or serviced by such Distributor, in the particular jurisdiction in which such Distributor wrote, sold, produced, solicited, or serviced such business for the Company. To the Company’s Knowledge, no Distributor (A) is in violation of (or with or without notice or the lapse of time or both, would have violated), and at all times since January 1, 2019 has not been in violation of (or with or without notice or the lapse of time or both, would have violated), in any material respect any term or provision of any applicable Law with respect to the writing, marketing, production or sale of the Contracts issued by or the products or services sold by any Group Company; (B) has breached the terms of any agency or broker Contract with a Subsidiary of the Company in any material respect or violated in any material respect any Law or policy of any Group Company; or (C) has been enjoined, indicted, convicted or made the subject of any Order on account of any violation of any applicable Laws in connection with such Distributor’s actions in his, her or its capacity as a Distributor for any Group Company or any enforcement or disciplinary proceeding alleging any such violation.
(b)All training and instruction manuals pertaining to the Insurance Contracts or Warranty Contracts issued by or the products or services sold by the Insurance Subsidiaries or Warranty Subsidiaries provided to each such Distributor by any Group Company in connection with the marketing of the Insurance Contracts or Warranty Contracts issued by or the products or services sold by the Insurance Subsidiaries or Warranty Subsidiaries, were in compliance in all material respects with all applicable Laws.
(c)Since January 1, 2019, the Group Companies have had in place policies and procedures to reasonably confirm that each Distributor was duly licensed and appointed, where required, as a Distributor (for the type of business written, sold, or produced by such Distributor for or on behalf of any Group Company), in the particular jurisdiction in which such

Distributor wrote, sold, produced, solicited, or serviced such business, as required by such jurisdiction. Set forth on Section 3.18(c) of the Company Disclosure Schedule is a complete list of each of the top 15 Distributors (excluding producing Dealers) by gross written premiums and premium equivalents, as reflected in the books and records of the Group Companies as of the date of this Agreement, for the eight-month period that ended as of August 31, 2021. Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, since January 1, 2019, no such Distributor has canceled, materially reduced, terminated or, to the Company’s Knowledge, made any threat to any Group Company to cancel, materially reduce or otherwise terminate its Contracts or relationship with any Group Company other than in the Ordinary Course of Business, or materially reduce its business relationship with any Group Company. No Group Company is currently engaged in any material dispute with any such Distributor.
(d)Since January 1, 2019, except as set forth on Section 3.18(d) of the Company Disclosure Schedule, the Company and each of its Insurance Subsidiaries and Warranty Subsidiaries (i) except to the extent that the failure to do so would not reasonably be expected to have a material adverse impact on any Group Company, has performed, either itself or through a reputable third party outsourced provider, reasonable due diligence on, training for and ongoing monitoring and auditing of, any Distributor to which it has granted underwriting authority in order to ensure that each such Distributor is fit and proper to market, sell, service, administer or manage, advise or otherwise transact with policyholders, customers or clients of the Group Companies, including with respect to such Distributor’s solvency, adherence to applicable Law and adherence to any prescribed service levels agreed between such Distributor and applicable Group Company; (ii) has complied in all material respects with applicable Law related to training, ongoing monitoring and auditing of its Distributors, including exercising its monitoring and auditing rights under its Contracts with such Distributors in connection with such compliance; and (iii) has provided such additional training to Distributors as it deems necessary or prudent in the exercise of its reasonable judgement.
(e)Set forth on Section 3.18(e) of the Company Disclosure Schedule is a complete and accurate list of each of the top 15 producing dealers, dealerships and other Persons with whom any Group Company conducts business (“Dealers”) (by gross written premium and premium equivalents) utilizing the services or selling the Warranty Business of any Group Company, including gross written premium and premium equivalents, as reflected in the books and records of the Group Companies as of the date of this Agreement, for the calendar years ended December 31, 2019 and December 31, 2020 and for the eight-month period that ended as of August 31, 2021.
(f)To the Company’s Knowledge, since January 1, 2019 to the date hereof, each third-party administrator that managed or administered claims or other insurance business for any of the Insurance Subsidiaries or Warranty Subsidiaries, has held, at the time such Person managed or administered such claims or other insurance business, all Permits as required by applicable Law (for the type of business managed or administered by such third-party administrator on behalf of the applicable Group Company) in the particular jurisdiction in which such third-party administrator managed or administered such business. To the Company’s Knowledge, no such third-party administrator (A) is in violation of (or with or without notice or the lapse of time or both, would have violated), and at all times since January 1, 2019 has not been in violation of (or with or without notice or the lapse of time or both, would have violated), in any material respect any term or provision of any applicable Law with respect to the management or administration of insurance business for the Insurance Subsidiaries or the management or administration of Warranty Business for the Warranty Subsidiaries, (B) has breached the terms of any third-party administrator Contract with a Group Company in any material respect, or (C) has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Laws in connection with such third-party administrator’s actions in his, her or its capacity as a third-party administrator for an Insurance Subsidiary or any enforcement or disciplinary proceeding alleging any such violation.
(g)Since January 1, 2019, each Distributor and third-party administrator was compensated by or on behalf of each applicable Group Company in compliance in all material respects with applicable Laws.
(h)Except as set forth in Section 3.18(h) of the Company Disclosure Schedule, no Distributor or third-party administrator has indicated in writing to any Group Company that such Distributor will be unable or unwilling to continue its relationship with any Group Company after the Closing in substantially the same manner as of immediately prior to the date of this Agreement.
3.19    Reinsurance or Retrocessions.
(a)    Section 3.19(a) of the Company Disclosure Schedule contains a true and complete list of all reinsurance, coinsurance and retrocession treaties and agreements and other similar Contracts, and all trust agreements and other security agreements related thereto (“Reinsurance Agreements”), in force to which any Group Company is either the ceding or assuming party as of the date hereof, including any Reinsurance Agreements with Dealer or other Distributor-affiliated reinsurance companies, involving future payments reasonably expected to be in excess of $10,000,000 in any fiscal year or as to which any Insurance Subsidiary recorded ceded reserves of $15,000,000 or more in its Company Statutory Filings as of December 31, 2020 (“Material Reinsurance Agreements”), including (A) any terminated or expired Reinsurance Agreement under which there remains any outstanding liability, (B) the effective date of each such Material Reinsurance Agreement and (C) the termination date of any such Material Reinsurance Agreement that has a definite termination date. No Group Company, or to the Company’s Knowledge, any other party thereto, is in default or breach in any material respect as to any provision of any Material Reinsurance Agreement. No Material Reinsurance Agreement contains any provision that by its own terms would result in a modification in the operation of such Reinsurance Agreement by reason of the Transactions. Each Insurance Subsidiary has appropriately taken credit in its Company Statutory Filings pursuant to Insurance Laws for all insurance or reinsurance ceded or retroceded by it pursuant to any Material Reinsurance Agreement under which the Insurance Subsidiaries are the cedent or retrocedent, and all such amounts have been properly recorded in the Company’s books and records. Each Material Reinsurance Agreement to which an Insurance Subsidiary is a party and is in effect as of the date hereof is a valid and binding obligation of the applicable Insurance Subsidiary and enforceable against such Insurance Subsidiary and, to the Company’s Knowledge, enforceable against each other party thereto against each party thereto and is in full force and effect, except, in each case, as enforcement may be limited by Bankruptcy and Equity Exceptions. Except as set forth on Section 3.14(a)(vi) of the Company Disclosure Schedule, since January 1, 2019, no Group Company has received (i) any written notice of any actual, alleged, possible or potential material violation or material breach of, default under, or failure to comply in any material respect with, any term or requirement of any Material Reinsurance Agreement or (ii) any notice of the intention of any party to cancel, terminate, modify, or fail to renew any Material Reinsurance Agreement and no termination of any Material Reinsurance Agreement has been threatened in writing. No party to any Material Reinsurance Agreement has asserted nor has any right to offset, defense, counterclaim, discount, withhold, setoff or otherwise abate any amount owing under any such Material Reinsurance Agreement, except as expressly set forth in such Material Reinsurance Agreement. Since January 1, 2021, there have been no significant unresolved disputes with respect to any Material Reinsurance Agreement. No Insurance Subsidiary nor, to the Company’s Knowledge, any other party to any Material Reinsurance Agreement is in material breach or violation of, or material default under, any Reinsurance Agreement.
(b)Except as set forth in Section 3.19)b) of the Company Disclosure Schedule, to the Company’s Knowledge, no reinsurer under any Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, except as is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
(c)There are no separate written or oral agreements between the applicable Insurance Subsidiary and the reinsurer under any Material Reinsurance Agreement that would reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Material Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Material Reinsurance.
3.20    Tax Matters.
(a)Each of the Company and all Company Subsidiaries has filed in a timely manner (within any applicable extension period) all income and material non-income Tax Returns required to be filed by it pursuant to applicable Law. All such Tax Returns are true, complete and accurate in all material respects. Each Group Company has timely paid or caused to be paid all material Taxes required to be paid by it, whether or not shown on any Tax Return, except for Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP. The unpaid Tax liabilities of the Company and Company Subsidiaries do not materially exceed the amount of unpaid Tax liabilities accrued for on the Financial Statements through the date thereof (disregarding any accrual for deferred Tax liabilities solely to account for timing differences) as adjusted to reflect operations of the Company and Company Subsidiaries in the Ordinary Course of Business consistent with past practice since the date thereof to and including the Closing Date.

(b)Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, no Group Company has received notice in writing of, or otherwise has any Knowledge of, any proposed deficiencies in or dispute or claim concerning any Tax Return filed by or Taxes paid by any Group Company, which allegations have not been resolved, from any Governmental Authority, and there is no outstanding or pending audit, assessment, dispute or claim concerning any Tax liability of any Group Company, either within the Knowledge of any Group Company or raised by any Governmental Authority in writing. There is no currently effective agreement extending the period of assessment or collection of any Taxes of any Group Company or to file Tax Returns, nor has any request been made for any such extension.
(c)Within the two-year period ending on the Closing Date, no Group Company has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.
(d)No written claim has ever been made by a Governmental Authority against any Group Company that it is or may be subject to tax in a jurisdiction where no Group Company files Tax Returns, nor to the Knowledge of any of the Company or the Company Subsidiaries is any such assertion threatened.
(e)Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, no Group Company is a party to or bound by (A) any agreement currently in effect the principal purpose of which is Tax sharing or Tax indemnity, other than the Tax Sharing Agreement, or (B) any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority.
(f)There are currently no Liens for Taxes asserted with respect to any assets or properties of any Group Company, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith with adequate reserves taken in accordance with appropriate accounting standards.
(g)Each Group Company has withheld and remitted to the appropriate Governmental Authority all Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099, or other applicable Tax form, required with respect thereto have been properly completed and timely filed.
(h)Since January 1, 2016, no Group Company (A) is or has been a member of a group of corporations within the meaning of Section 1504(a) of the Code (other than a consolidated group of which Tiptree is the parent) that files or has filed or has been required to file consolidated, combined, or unitary tax returns or filed taxes on a combined, unitary or similar basis with any entity (other than the Group Companies) for foreign, state or local tax purposes or (B) has any liability for the Taxes of any person (other than Tiptree, any Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract or otherwise.

(i)No Group Company will be required to include amounts in income, or exclude items of deduction, (A) in a taxable period beginning after the Closing Date as a result of any: (i) change in method of accounting occurring on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (B) as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) arising prior to the Closing Date.
(j)Except as set forth on Section 3.20(j) of the Company Disclosure Schedule, no Group Company has engaged in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
(k)No Group Company is obligated to pay any Tax pursuant to the application of Section 965(h) of the Code after the Closing Date.
3.21    Insurance.
Exclusive of the reinsurance agreements and the Group Company’s right to indemnification pursuant to its agreements with counterparties, Section 3.21 of the Company Disclosure Schedule contains a true, correct and complete list of all current insurance policies and bonds owned or held by any Group Company or under which any Group Company is a named insured, covering any Group Company, any of their assets or any of their employees, directors, managers or officers (in their capacities as such) (other than Plans and Reinsurance Agreements) and a description of any self insurance or co insurance arrangements (such insurance policies and bonds, together with all endorsements in respect thereof, the “Insurance Policies”). True, correct and complete copies of all Insurance Policies have been made available to the Investor and such policies are in full force and effect, all premiums with respect thereto relating to coverage for all periods up to and including the date hereof have been timely paid in full and no notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. No Group Company is in material breach, default or violation of such Insurance Policies. Except for deductibles under the Insurance Policies, no Group Company is self-insured. Each Group Company maintains, and has maintained since January 1, 2019, insurance coverage with licensed insurers of recognized financial responsibility with respect to its assets, properties, business and operations of a commercially reasonable nature and in commercially reasonable amounts as are prudent and customary in the business in which the Company and each of its Subsidiaries operates. Except as set forth on Section 3.21 of the Company Disclosure Schedule, (a) the Company has not initiated any Legal Proceeding or claim under any such Insurance Policy since January 1, 2019 with respect to which an insurer or agent has, in a written notice (or to the Company’s Knowledge, oral notice) to any Group Company, questioned, denied or disputed, or otherwise reserved its rights with respect to any insurance claim or coverage, and (b) no insurer has threatened in writing (or to the Company’s Knowledge, orally) to cancel any such policy. Section 3.21 of the Company Disclosure Schedule contains a true, correct and complete list of all open claims under the Insurance Policies made by any Group Company. No Group Company nor any of their Affiliates has cancelled any Insurance Policy or received notice of any material increase of the premiums with respect to any Insurance Policy. There has not been a failure by any Group Company to give notice of any material Legal Proceeding that may be insured under any such policy in a manner required by such policy. There are no claims under any of the Insurance Policies, or any other policies that the Insurance Policies renewed or replaced, as to which any insurance company has notified any Group Company that it is denying liability or defending, questioning or disputing, under a reservation of rights or similar clause, any such claim.
3.22    Legal Proceedings.
Except as set forth in Section3.22 of the Company Disclosure Schedule, there is no and since January 1, 2019, there has been no Legal Proceeding pending, or, to the Company’s Knowledge, threatened, against any Group Company, that would reasonably be expected to be material to the Group Companies, taken as a whole. No Group Company is, or since January 1, 2019 has been, subject to any material Order. To the Company’s Knowledge there are no events, facts or circumstances that would, individually or in the aggregate, reasonably be expected to give rise to a material Legal Proceeding by a Governmental Authority or would result in any material Order or that would impose a Burdensome Condition, in each case, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect..
3.23    Employee Benefits.
(a)Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of each material Plan. With respect to each material Plan, the Company has provided to the Investor or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, and a written description of any material unwritten Plan; (ii) the current summary plan description and any summaries of material modifications; (iii) the most recent IRS determination or opinion letter regarding the tax-qualified status of such Plan; and (iv) copies of any material correspondence with any Governmental Authority within the past three (3) years.
(b)Each (i) Plan and (ii) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) sponsored or maintained by Tiptree or its Affiliates, other than the Group Companies in which any Company Service Provider participates has been established, administered and funded in all material respects in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not result in material liability to the Group Companies, there are no pending or, to the Company’s Knowledge, threatened Legal Proceedings against or relating to the Plans (other than routine benefits claims).
(c)With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and its related trust, has received a favorable determination letter (or is the subject of a favorable opinion letter in the case of any prototype plan) from the IRS on which the Group Companies can rely, and, to the Company’s knowledge, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.
(d)No Plan is, and none of the Group Companies or any ERISA Affiliate of the Group Companies has, in the six (6) year period prior to the date hereof, sponsored, established, maintained, contributed to or been required to contribute to, or incurred any liability with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of Section 413 of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.
(e)Except as set forth in Section 3.23(e) of the Company Disclosure Letter, none of the Plans provide medical, health, life or other welfare benefits after the termination of a Company Service Provider’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary.
(f)Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Service Provider under any Plan; (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the Group Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(g)Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance in all material respects with, and has been administered in compliance in all material respects with, Section 409A of the Code and applicable guidance thereunder.
(h) No Plan covers any Company Service Providers residing or working outside of the United States.
3.24     Employees.
(a)The Group Companies are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws relating to employment or engagement of labor, employment practices and terms and conditions of employment, including all applicable Laws relating to wages, hours, overtime, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, and the classification of employees and independent contractors.
(b)None of the Group Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee organization applicable to any Company Service Provider and, to the Company’s Knowledge, there are no activities or proceedings of any labor union, works council or similar organization to organize any such Company Service Providers. As of the date of this Agreement, there is no labor strike, material work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting any of the Group Companies.
(c)To the Company’s Knowledge, no current Company Service Provider that is material to the Business has communicated his or her intention to terminate his or her employment or engagement with the Group Companies.
(d)To the Company’s Knowledge, since January 1, 2019, (i) no allegations of sexual harassment or sexual misconduct have been made against any Company Service Provider that is material to the Business (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of the Group Companies has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any such Company Service Provider.
(e)Except as set forth in Section 3.24(e) of the Company Disclosure Letter, since January 1, 2019, no employees of the Group Companies’ have been transferred to Tiptree or its Subsidiaries by the Group Companies and no employees of Tiptree have been transferred to the Group Companies by Tiptree or its Subsidiaries.
(f)Except as set forth on Section 3.24(g) of the Company Disclosure Schedule, no employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the any Group Company has occurred since March 1, 2020 or is currently contemplated or has been announced in writing, including as a result of COVID-19, in each case, that is material to the Business. The Group Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19.
3.25    Environmental Matters.
(a)Each Group Company is, and since January 1, 2019, has been in compliance in all material respects with all applicable Environmental Laws, and holds and is in compliance in all material respects with all Permits required under Environmental Laws in connection with such Group Company’s business. To the Company’s Knowledge, there is no material environmental condition, claim, suit, action, investigation or other Legal Proceeding existing or pending, or threatened, against or affecting any Group Company alleging noncompliance with Environmental Laws. The Company has not received any written notice that it is or was in violation of, or has or had any liability, responsibility or obligation under, any Environmental Law, other than notices the allegations of which have been resolved.
(b)To the Company’s Knowledge, (i) no Hazardous Material has been Released at, on, to, or under any real property leased or operated by any Group Company during the term of such lease or operation in an amount, manner or concentration that requires any reporting, notification, investigation, abatement, remediation, or other response action under Environmental Laws (ii) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any real property and no Hazardous Materials are present in, on, about or migrating to or, to the Company’s Knowledge, from any real property that would give rise to a material liability of any Group Company under Environmental Laws, and (iii) no Group Company has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which has or could reasonably be expected to give rise to a material liability of any Group Company under Environmental Laws.
(c)To the Company’s Knowledge, no asbestos-containing materials, polychlorinated biphenyls or materials containing same, underground storage tank, or landfill, impoundment or other disposal area containing Hazardous Materials is present at the Leased Real Property that will require Cleanup.
(d)No Group company has provided an indemnity with respect to, expressly assumed or undertaken any liability, including any corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws.
(e)The Company has provided to the Investor complete and correct copies of all environmental reports, studies, audits, and other material information relating to Hazardous Materials, claims, or other environmental matters pertaining to the environmental condition of the properties or business of the Group Companies, or the noncompliance by any Group Company with Environmental Laws, in the any Group Company’s possession or control.
(f) No Group Company is required by any Environmental Law or by virtue of the Transactions, or as a condition to the effectiveness of the Transactions, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Authority or other Person or record any disclosure document or statement pertaining to environmental matters, or (iv) to alter, modify, renew, change or update any Environmental Permit.
3.26    Related Person Transactions.
Section 3.26 of the Company Disclosure Schedule, sets forth a true, correct and complete list of all (i) Contracts, transactions, understanding or arrangements between any Group Company and any Related Person of any Group Company other than transactions between the Company and its wholly-owned Subsidiaries and compensation paid to directors, officers or employees in the Ordinary Course of Business; and (ii) agreements, arrangements or understandings by any Group Company, on the one hand, and any of their respective Related

Persons (other than any Group Company), on the other hand, that involve continuing liabilities or obligations of any Group Company (collectively, the “Related Person Transactions”). Other than as set forth on Section 3.26 of the Company Disclosure Schedule, no Group has any material Liabilities or obligations to any Related Person, and no Related Person owns or has any material interest in any material property or asset (real, personal or mixed, tangible or intangible) leased, licensed, owned, used or held for use by any Group Company. Except as set forth on Section 3.26 of the Company Disclosure Schedule, no Related Person (x) has any material commercial relationship (including as landlord, tenant, vendor, distributor, customer, consultant, creditor, supplier, licensee, licensor, competitor, representative or other business relationship) with the any Group Company, (y) has any ownership interest in (other than ownership of up to two percent (2%) of the outstanding equity of a Person that is publicly traded on a national securities exchange  or in the over-the-counter market so long as such Related Person has no active participation in connection with the business of such Person) or has made any loan to, or is a director (or applicable equivalent), officer or employee of any Person to whom any Group Company has a material commercial relationship (including as landlord, tenant, vendor, distributor, customer, consultant, creditor, supplier, licensee, licensor, competitor, representative or other business relationship) or (z) is a party to any Legal Proceeding that is pending or, to the Company’s Knowledge, threatened, against the Group Company. Since January 1, 2019, no assets of the Group Companies and no employees of the Group Companies have been transferred to any Related Party, and no Liabilities of a Related Party have been assumed.
3.27    Illegal Payments.
No Group Company, nor, any current or former shareholder, director, officer, employee of any Group Company nor, to the Company’s Knowledge, any agent or other Person acting at the direction of any Group Company or acting for or on behalf of any Group Company, has directly or indirectly: (a) used any corporate funds for an unlawful contribution, gift, entertainment, or any other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee from corporate funds; (c) established or maintained any unlawful fund of corporate monies or other assets; (d) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other illegal payment to any Person, regardless of form, whether in money, property, or services; or (e) violated any provision of the Foreign Corrupt Practices Act of 1977.
3.28    Sanctions, Export Controls, and Anti-Money Laundering.
(a)None of the Group Companies, or any directors, officers, employees and agents of any Group Company is (i) a Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (ii) a Person operating, organized or resident in a country or region which is itself the subject or target of any Sanctions (a “Sanctioned Country”) or (iii) a Person owned or controlled by any Person or Persons specified in clause (i) or (ii) above or otherwise the target of Sanctions (together, “Sanctioned Persons”). Each Group Company and each director, officer, employee and agent of each Group Company is in compliance with applicable Sanctions in all material respects and is not knowingly engaged in any activity that would reasonably be expected to result in any Group Company being designated as a Sanctioned Person. The Group Companies have implemented and maintain in effect and enforces policies and procedures reasonably designed to ensure compliance by the Group Companies and their managing directors, officers, employees and agents with Sanctions applicable to such Persons. None of the Group Companies or any directors, officers, employees and agents of the Group Companies is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country or any in any manner that would result in the violation of Sanctions by any Person, including the Investor.
(b)(i) The Company is in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company (collectively, “AML Laws”), including, without limitation, the USA PATRIOT Act and (ii) no proceeding involving any Group Company with respect to AML Laws is currently pending or, to the Knowledge of the Company, threatened that, in each case, would be reasonably expected to result in a material violation of this representation. No Group Company is required to be registered with the U.S. Department of the Treasury as a money services business, as such term is defined by U.S. federal law or regulation, nor is any Group Company required to be registered or licensed as a money services business, money transmitter, or equivalent enterprise under the applicable laws of any other jurisdiction.
3.29    Premium Finance.
    Each Group Company that offers premium finance products has all necessary premium finance, finance lender, general lender or other applicable licenses or Permits in all applicable jurisdictions, (b) no such licenses or Permits are suspended nor have they received written notice from any regulator of any threatened suspension, and (c) no Group Company is subject to any regulatory actions, including cease and desist or other actions by any state or federal regulator and, to the Company’s Knowledge, there is no impending regulatory action with respect to its premium finance business.
3.30    Brokers’ Fees.
Except as set forth in Section 3.30 of the Company Disclosure Schedule, no investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, broker, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of any Group Company. Tiptree is solely responsible for any investment banking, broker, finder’s or similar fee or commission of the Person set forth in Section 3.30 of the Company Disclosure Schedule.
3.31     Solvency.
Subject to the terms and conditions of this Agreement, immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) the fair saleable value (determined on a going concern basis) of the assets of the Group Companies will be greater than the total amount of their liabilities, including contingent and other liabilities (as such terms are generally determined in accordance with federal laws governing determinations of the solvency of debtors); (ii) the Group Companies will be able to pay their debts and obligations in the ordinary course of business as they become due; and (iii) the Group Companies will have adequate capital to carry on their businesses and all businesses in which they are about to engage, in each case, on a consolidated basis.
3.32    Other Representations.
NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE INVESTOR OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III AND ARTICLE IV, THE COMPANY DISCLOSURE SCHEDULES, THE OTHER TRANSACTION DOCUMENTS AND IN ANY OTHER CERTIFICATES OR INSTRUMENTS DELIVERED PURSUANT HERETO OR THERETO, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION OR QUALITY OF THE ASSETS OF THE COMPANY, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR OTHERWISE, NOTHING IN THIS AGREEMENT (INCLUDING THIS SECTION 3.32) SHALL LIMIT, RESTRICT OR PROHIBIT ANY RIGHTS, REMEDIES, CLAIMS OR CAUSES OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) IN RESPECT OF FRAUD.
ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF TIPTREE
Tiptree represents and warrants to the Investor as follows:
4.1    Organization, Qualification and Power.
Tiptree is duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority, and all authorizations, licenses and permits, necessary to own, lease and operate the assets and properties it purports to own, lease or operate and to carry on its business as presently conducted. Tiptree is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business as now conducted by it, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to prevent or materially delay Tiptree’s ability to perform its obligations under this Agreement or the consummation of the Transactions.

4.2    Enforceability.
Tiptree has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement, and each of the other Transaction Documents to which Tiptree is or will be a party or will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto). The execution, delivery and performance of this Agreement by Tiptree and the consummation by Tiptree of the Transactions have been duly and validly authorized and approved by all require action on the part of Tiptree. No other corporate proceedings on the part of Tiptree are necessary to authorize the execution and delivery of this Agreement and the other Transactions Documents or to consummate the Transactions. This Agreement and each of the Transaction Documents to which Tiptree is, or is intended to be, a party, has been duly executed and delivered by Tiptree and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Investor, enforceable against Tiptree in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
4.3    No Violations; Consents.
(a)Assuming that all consents, approvals, filings and notices described in Section 3.4(b) have been obtained, the execution, delivery and performance of this Agreement and the other Transaction Documents by Tiptree does not, and the consummation by Tiptree of the Transactions, and compliance by Tiptree with the provisions of this Agreement and the other Transaction Documents will not, conflict with, or result in any violation or breach by Tiptree of, or constitute a default under, or give rise to a right of, or result in, an acceleration, termination, loss of benefits or rights, or cancellation, require novation or the consent or approval of or provision of notice to any third party or result in any Lien in or upon any equity securities or properties or other assets of Tiptree, give rise to any additional payment by, or obligation of, Tiptree or trigger the right of any Person to acquire all or any part of any equity securities of Investor pursuant to a preferential purchase right, preemptive right, right of first refusal or offer, buy-sell arrangement or otherwise, in each case under, (A) the Governing Documents of Tiptree, (B) any material Permits necessary for the operation of the businesses of Investor or other authorization or material Contract to which Investor is a party or by which Investor, or any of its assets or properties, are bound, or to which any equity securities of the Investor are subject, or (C) subject to receipt of the Required Governmental Approvals, any (x) Law applicable to Tiptree or its properties or other assets or (y) Order applicable to Tiptree or its properties or other assets, other than, in the case of the foregoing clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, or would not reasonably be expected to, prevent or materially delay Tiptree’s ability to perform its obligations under this Agreement.
(b)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Tiptree in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by Tiptree or the consummation of the Transactions, except for (i) the consents, approvals, filings or notices from or to Governmental Authorities set forth on 4.3(b)(i) of the Company Disclosure Schedule, (ii) the filing with the SEC of such reports under the Exchange Act, the Securities Act, (iii) any filings required under the rules and regulations of the NASDAQ Stock Market and (iv) such other consents, approvals or notices the failure of which to obtain or make would not, and would not reasonably be expected to, prevent or materially delay Tiptree’s ability to perform its obligations under this Agreement.
4.4    Legal Proceedings; Claims.
(a)There is no pending or, to Tiptree’s Knowledge, threatened, Legal Proceeding against Tiptree or any of its Subsidiaries, nor is there any Order imposed upon Tiptree or any of its Subsidiaries, in each case, which would reasonably be expected to prevent or materially delay Tiptree’s ability to perform its obligations under this Agreement the consummation of the Transactions.
(b)There is no pending or, to Tiptree’s Knowledge, threatened, claim of any nature by Tiptree, on behalf of itself and its Affiliates (other than any Group Company), predecessors and assigns, against any Group Company.
4.5    Title to Shares.
Tiptree directly owns and holds of record and beneficially (and is the sole record and beneficial owner of), and has good, valid and marketable right, title and interest in and to, all of the issued and outstanding equity interests of the Company, free and clear of any and all Liens (other than Permitted Liens or Liens which will be discharged at Closing). Tiptree is not a party to any option, warrant, purchase right, subscription right, preemptive right, conversion right, exchange right, call, put, right of first refusal or other Contract providing for the disposition or acquisition of any debt or equity interests in the Company (other than this Agreement).
4.6    Brokers’ Fees.
Except as set forth in Section 3.31 of the Company Disclosure Schedule, no investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, broker, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Tiptree.
4.7    Other Representations.
    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE INVESTOR OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, THE COMPANY DISCLOSURE SCHEDULES, THE OTHER TRANSACTION DOCUMENTS AND IN ANY OTHER CERTIFICATES OR INSTRUMENTS DELIVERED PURSUANT HERETO OR THERETO, TIPTREE EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION OR QUALITY OF THE

ASSETS OF THE COMPANY, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR OTHERWISE, NOTHING IN THIS AGREEMENT (INCLUDING THIS SECTION 4.7) SHALL LIMIT, RESTRICT OR PROHIBIT ANY RIGHTS, REMEDIES, CLAIMS OR CAUSES OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) IN RESPECT OF FRAUD.
ARTICLE V--REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
The Investor represents and warrants to the Company the following:
5.1    Organization, Qualification and Power.
The Investor is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite organizational power and authority, and all authorizations, licenses and permits, necessary to own, lease and operate the assets and properties it purports to own, lease or operate and to carry on its business as presently conducted. The Investor is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business as now conducted by it, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
5.2    Enforceability.
The Investor has all requisite organizational power, authority and legal capacity to execute and deliver this Agreement, and each of the other Transaction Documents to which the Investor is or will be a party or will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto). The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the Transactions have been duly and validly authorized and approved by all require action on the part of the Investor. No other corporate proceedings on the part of the Investor are necessary to authorize the execution and delivery of this Agreement and the other Transactions Documents or to consummate the Transactions. This Agreement and each of the Transaction Documents to which the Investor is, or is intended to be, a party, has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

5.3    Legal Proceeding.
There is no pending or, to the Investor’s Knowledge, threatened, Legal Proceeding against the Investor or any of its Subsidiaries, nor is there any Order imposed upon the Investor or any of its Subsidiaries, in each case, which would reasonably be expected to prevent or materially delay the consummation of the Transactions.
5.4    No Violations; Consents.
(a)The execution, delivery and performance of this Agreement and the other Transaction Documents by the Investor does not, and the consummation by the Investor of the Transactions, and compliance by the Investor with the provisions of this Agreement and the other Transaction Documents will not, conflict with, or result in any violation or breach by the Investor of, or constitute a default under, or give rise to a right of, or result in, an acceleration, termination, loss of benefits or rights, or cancellation, require novation or the consent or approval of or provision of notice to any third party or result in any Lien in or upon any equity securities or properties or other assets of the Investor, give rise to any additional payment by, or obligation of, the Investor or trigger the right of any Person to acquire all or any part of any equity securities of the Investor pursuant to a preferential purchase right, preemptive right, right of first refusal or offer, buy-sell arrangement or otherwise, in each case under, (A) the Governing Documents of the Investor, (B) any material Permits necessary for the operation of the businesses of Investor or other authorization or material Contract to which Investor is a party or by which Investor, or any of its assets or properties, are bound, or to which any equity securities of the Investor are subject, or (C) subject receipt of the Required Governmental Approvals, any (x) Law applicable to the Investor or its properties or other assets or (y) Order applicable to the Investor or its properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, or would not reasonably be expected to, prevent or materially delay the Investor’s ability to perform its obligations under this Agreement or the consummation of the Transactions.
(b)No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Investor in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Investor or the consummation of the Transactions, except for the consents, approvals, filings or notices from or to Governmental Authorities set forth on Section 5.4(b) of the Investor Disclosure Schedule.
5.5    Funds.
(a)The Investor has delivered to the Company true, correct, and complete copies of commitment letters (the “Equity Commitment Letters”), dated as of the date hereof, executed by certain funds affiliated with Warburg Pincus LLC (the “Equity Financing Source”) pursuant to which the Equity Financing Sources have committed, severally and not jointly, subject to the respective terms and conditions therein, to invest in the Investor, directly or indirectly, the cash amount set forth therein (the “Equity Financings”). The Equity

Commitment Letters provide that the Company is a third-party beneficiary thereof entitled to specific performance.
(b)As of the date of this Agreement, the Equity Commitment Letters are valid, binding, and in full force and effect and have not been withdrawn, rescinded, or terminated, or otherwise amended or modified in any respect (and no such withdrawal, rescission, termination, amendment or modification is contemplated by the Investor or the other parties thereto) and are legal, valid and binding obligations of the Investor and the other parties thereto, enforceable against the Investor and such other parties in accordance with their terms, except as limited by the Bankruptcy and Equity Exceptions. There are no other agreements, side letters or arrangements relating to any Equity Financing other than as expressly set forth in the Equity Commitment Letters. As of the date hereof, (i) neither the Investor nor any of its Affiliates is in breach of any of the terms or conditions set forth in any Equity Commitment Letter and (ii) no facts or circumstances exist, and no event has occurred that would be reasonably expected to result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach or constitute a default under) the Equity Commitment Letters, or to not make any portion of the Equity Financing not being available to the Investor, on a timely basis, at or prior to the Closing Date or the Funding Date, as applicable.
(c)Upon the Investor’s receipt of the Equity Financing, the Investor will have the financial capability to perform its obligations under this Agreement, including the payment of the Closing Payment Amount and the Capital Commitments.
5.6    Limited Guarantee.
The Limited Guarantee, dated as of the date hereof, among the Company and the Equity Financing Sources (the “Limited Guarantee”) is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the Limited Guarantee.
5.7    Securities Matters.
The Securities will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Investor can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.  The Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect. The Investor understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. The Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Securities contemplated by this Agreement. The Investor has been furnished with materials relating to the Company Group and the Business, and the Investor has been afforded the opportunity to ask questions of the Company Group and the Business. The Investor will not have, as of the Closing, any binding commitment to transfer beneficial ownership of any of the Closing Purchased Securities.  Prior to the date that is three (3) months following the Closing, the Investor shall not (i) enter into any binding commitment to transfer beneficial ownership of any of the Closing Purchased Securities at any time or (ii) transfer beneficial ownership of any of the Closing Purchased Securities, except, in each case, pursuant to Section 2(b) or Section 2(c) of the Stockholders Agreement or in connection with a Deemed Liquidation Event.
5.8    Brokers’ Fees.
Except as set forth in Section 5.8 of the Investor Disclosure Schedule, no investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, broker, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Investor.
5.9    Reliance.
Each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, any certificate or instruments delivered pursuant hereto or any other Transaction Document (i) neither Tiptree, any Group Company or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions and the Investor is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Investor to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon the Investor as having been authorized by the Investor, (iii) no Person has been authorized by Tiptree or the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon Tiptree or the Company as having been authorized by Tiptree or the Company, and (iv) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Investor or any of its Representatives are not and shall not be deemed to be or to include representations or warranties, including any representations or warranties relating to the reasonableness of the assumptions underlying such estimates, projections and related information.
5.10    Regulatory Matters.
During the two (2)-year period immediately preceding the date of this Agreement, no Insurance Regulator has revoked any license or status held by the Investor or any of its Affiliates to conduct operations. To the Investor’s Knowledge, the Investor and its Affiliates and any

investors in the Investor or its Affiliates meet all of the requirements on the part of such respective entity set forth by applicable Insurance Law (including the Insurance Laws of its jurisdiction of formation) in order for all necessary Required Governmental Approvals related to the transactions contemplated by the Transaction Documents to be obtained, and to the Investor’s Knowledge, as of the date hereof, no facts, circumstances, events or matters exist or have occurred with respect to the Investor or any of its Affiliates, that have had, or would, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect. During the immediately preceding two year period, neither the Investor nor any of its Affiliates has been the subject of any Order or, to the Investor’s Knowledge, any investigation, inquiry or examination by any Insurance Regulator that would or would reasonably be expected to result in the disapproval by any relevant Insurance Regulator of the Investor’s acquisition of control of the Company or the imposition by any Insurance Regulator of a Burdensome Condition on the Investor or any of its Affiliates. For purposes of this Section 5.10 only, the term “Affiliate” shall not include any portfolio company (as such term is commonly used in the private equity business and, for clarity, is distinct from Subsidiaries) of any fund advised or managed by the Equity Financing Source).
5.11    Other Representations.
NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO INVESTOR OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE OTHER TRANSACTION DOCUMENTS AND IN ANY OTHER CERTIFICATES OR INSTRUMENTS DELIVERED PURSUANT HERETO OR THERETO, THE COMPANY AND TIPTREE EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR OTHERWISE, NOTHING IN THIS AGREEMENT (INCLUDING THIS SECTION 5.11) SHALL LIMIT, RESTRICT OR PROHIBIT ANY RIGHTS, REMEDIES, CLAIMS OR CAUSES OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) IN RESPECT OF FRAUD.
ARTICLE VI--CONDITIONS TO CLOSING
6.1    Conditions Precedent to the Closing Obligations of the Investor.
The obligations of the Investor to proceed with the Closing will be subject to the satisfaction or fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived only in writing by the Investor.
(a)Representations and Warranties. (i) All representations and warranties of the Company or Tiptree contained in Article III and Article IV (other than the Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or other “material” qualifier set forth therein) as of the date hereof and true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except in each case to the extent that any such representations and warranties expressly speak as of a particular date (in which case such representations and warranties shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have or constitute, individually or in the aggregate, a Material Adverse Effect, and (ii) the Fundamental Representations shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date with the same force and effect as though such Fundamental Representations had been made on and as of the Closing Date, except to the extent that any such representations and warranties expressly speak as of a particular date (in which case such Fundamental Representations shall be so true and correct as of such date).
(b)Covenants. The Company shall have performed or complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by it under this Agreement as of or prior to the Closing Date.
(c)No Governmental Action. No Governmental Authority having jurisdiction over Tiptree, any Group Company or the Investor shall have issued an Order enjoining or otherwise prohibiting the Transactions substantially upon the terms contemplated by this Agreement and no Legal Proceeding requesting such Order is pending. No Law shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal consummation of the Transactions.
(d)Consents. The Company shall have obtained any and all material consents (including any third party consents), permits and waivers necessary or appropriate for consummation of the Transactions, including the lawful sale and issuance of the Securities (except for such as may be properly obtained subsequent to such Closing). All Required Third Party Approvals shall have been duly obtained, all Required Governmental Approvals shall have been duly obtained without the imposition of any Burdensome Condition, and all such Required Third Party Approvals and Required Governmental Approvals shall be in full force and effect on and as of the Closing.
(e)Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.
(f)Company Closing Certificate. The Investor shall have received a certificate dated the Closing Date and executed by a senior officer of the Company to the effect that the conditions set forth in Sections 6.1(a), 6.1(b) and 6.1(e) have been satisfied.
6.2    Conditions Precedent to the Closing Obligations of the Company.
The obligations of the Company under this Agreement to issue and sell the Securities to the Investor at the Closing shall be subject to the satisfaction or fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived only in writing by the Company.

(a)Representations and Warranties. All representations and warranties of the Investor contained in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or other “material” qualifier set forth therein) as of the date hereof and true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except in each case to the extent that any such representations and warranties expressly speak as of a particular date (in which case such representations and warranties shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
(b)Covenants. The Investor shall have performed or complied in all material respects with all covenants, agreements and obligations required to be performed or complied with under this Agreement as of or prior to the Closing Date.
(c)No Governmental Action. No Governmental Authority having jurisdiction over Tiptree, any Group Company or the Investor shall have issued an Order enjoining or otherwise prohibiting consummation of the Transactions substantially upon the terms contemplated by this Agreement and no Legal Proceeding requesting such Order is pending. No Law shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal consummation of the Transactions.
(d)Consents. The Investor shall have obtained any and all material consents (including any third party consents), permits and waivers necessary or appropriate for consummation of the Transactions, including the lawful sale and issuance of the Securities (except for such as may be properly obtained subsequent to such Closing). All Required Third Party Approvals shall have been duly obtained, all Required Governmental Approvals shall have been duly obtained without the imposition of any Burdensome Condition, and all such Required Third Party Approvals and Required Governmental Approvals shall be in full force and effect on and as of the Closing.
(e)Investor Closing Certificate. The Company shall have received a certificate dated the Closing Date and executed by a senior officer or authorized representative of the Investor to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
6.3    Conditions Precedent to the Obligations of the Investor in respect of a Funding.
The obligations of the Investor to make any Funding will be subject to the satisfaction or fulfillment on or before the Funding Date of the following conditions, any one or more of which may be waived only in writing by the Investor.
(a)Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 (Organization, Qualification and Corporate Power), Section 3.2 (Enforceability) and Section 3.6 (Capitalization; Valid Issuance) shall be true and correct in all but de minimis respects as of the date hereof and as of the Funding Date with the same force and effect as though such representations and warranties had been made on and as of the Funding Date, except to the extent that any such representations and warranties expressly speak as of a particular date (in which case such representations and warranties shall be so true and correct as of such date).
(b)Covenants. The Company shall have performed or complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by it under this Agreement from and after the Closing and on or prior to the Funding Date. The Company shall not have willfully and materially breached any covenant, agreement or obligation contained in the Stockholders Agreement that, if curable, has not been cured within thirty (30) days after written notice thereof is given by the Investor to the Company.
(c)No Governmental Action. No Governmental Authority having jurisdiction over Tiptree, the Company, any Subsidiary of the Company or the Investor shall have issued an Order enjoining or otherwise prohibiting the Funding substantially upon the terms contemplated by this Agreement, and no Legal Proceeding requesting such Order is pending. No Law shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal consummation of the Funding.
(d)Solvency. (i) The Company has not made an assignment for the benefit of creditors; (ii) an Order has not been entered adjudicating any Group Company bankrupt or insolvent; (iii) no Order for relief with respect to any Group Company has been entered under the Federal Bankruptcy Code; and (iv) no bankruptcy proceeding has been filed by any Group Company.
(e)HSR. If notification is required thereunder, the applicable waiting periods, if any, under the HSR Act and all other authorizations, consents and approvals of Governmental Authorities required in connection with the consummation of the Transactions with respect to Transactions shall have expired or been terminated
(f)Company Funding Date Certificate. The Investor shall have received a certificate dated the Funding Date and executed by a senior officer of the Company to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(d) have been satisfied.
6.4    Conditions Precedent to the Obligations of the Company in respect of a Funding.
The obligations of the Company under this Agreement to issue and sell the Securities to the Investor on a Funding Date shall be subject to the satisfaction or fulfillment on or before the Funding Date of the following conditions, any one or more of which may be waived only in writing by the Company.
(a)Representations and Warranties. The representations and warranties of the Investor set forth in Section 5.1 (Organization, Qualification and Power), and Section 5.2 (Enforceability) shall be true and correct in all respects as of the date hereof and as of the Funding Date with the same force and effect as though such representations and warranties had been made on and as of the Funding Date, except to the extent that any such representations and warranties expressly speak as of a particular date (in which case such representations and warranties shall be so true and correct as of such date).
(b)Covenants. The Company shall have performed or complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by it under this Agreement as of or prior to the Funding Date.
(c)No Governmental Action. No Governmental Authority having jurisdiction over Tiptree, any Group Company or the Investor shall have issued an Order enjoining or otherwise prohibiting the Funding substantially upon the terms contemplated by this Agreement, and no Legal Proceeding requesting such Order is pending. No Law shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal consummation of the Funding.
(d)HSR. If notification is required thereunder, the applicable waiting periods, if any, under the HSR Act with respect to Transactions shall have expired or been terminated.
(e)Investor Funding Date Certificate. The Company shall have received a certificate dated the Funding Date and executed by a senior officer or authorized representative of the Investor to the effect that the conditions set forth in 6.4(a) and 6.4(b) have been satisfied.
ARTICLE VII--COVENANTS
7.1    Conduct of Business Before the Closing Date.
During the period from the date of this Agreement to the Closing (or such earlier date on which this Agreement may be terminated), except as required by applicable Law, consented to in writing in advance by the Investor (which consent shall not be unreasonably withheld, delayed or conditioned), or otherwise specifically required pursuant to this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to maintain intact its business organizations, operations and goodwill, and to preserve each Group Company’s material relationships with customers, Dealers, Distributors, vendors and other Persons with which any of them has material business relations, and (ii) carry on its business in the Ordinary Course of Business. In addition to and without limiting the generality of the foregoing, during such period, except as required by applicable Law or as otherwise specifically required pursuant to this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, without the Investor’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned), take any of the actions listed in Annex A attached hereto.
7.2    Efforts to Consummate.
(a)Each of the Parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all additional actions to consummate of the Transactions. In furtherance thereof, Tiptree and the Company shall, and shall cause each of the Company’s Subsidiaries to, at the sole cost and expense of the Group Companies, use their reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate, and each of the Parties shall assist and cooperate with the other parties, to obtain the Required Third Party Approvals and any and all other third party consents, permits and waivers necessary or appropriate for consummation of the Transactions. Each Party shall use its respective reasonable best efforts to take, or cause to be taken, all actions to satisfy the conditions precedent to the Closing or any Funding.
(b)Each of the Investor, Tiptree and the Company shall cooperate and use their respective reasonable best efforts to obtain the consents, approvals, orders, acknowledgements, notices from or authorizations of Governmental Authorities set forth on Section 7.2(b) of the Company Disclosure Schedule (collectively, the “Required Governmental Approvals”), and all other consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Authority necessary to consummate and make effective the Transactions, including, as promptly as practicable, but in no event later than thirty (30) calendar days, following the date of this Agreement, the Investor filing, or causing to be filed, “Form A” Statements or similar change of control applications, with Governmental Authorities in each jurisdiction where required by applicable Law seeking approval of the Investor’s acquisition of control of each of the Insurance Subsidiaries which results from the Transactions. Each of the Investor, Tiptree and the Company shall reasonably cooperate and use their respective reasonable best efforts to supply to the relevant Governmental Authorities as promptly as practicable any additional information or documents that may be required by any Law or required by such Governmental Authorities. Each of the Investor, Tiptree and the Company shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing, and shall use their reasonable best efforts to (i) respond promptly to inquiries from the applicable Governmental Authorities in connection with such applications, notices and filings, including providing any supplemental information that may be requested by such Governmental Authorities, (ii) to the extent reasonably practicable, permit the other parties to review in advance and consult on any material communication delivered to any Governmental Authority and in good faith consider any comments of the other parties thereon and (iii) provide to the other parties copies of any filings at the time they are filed with the applicable Governmental Authorities. Notwithstanding the foregoing, neither Tiptree nor the Investor nor any of their respective Affiliates shall be required to disclose to the other Party, and shall be entitled to redact, any privileged information, personally identifiable information or confidential competitive information. Each of the Investor, Tiptree and the Company shall cooperate and use their respective reasonable best efforts to take all actions that may be required by any Governmental Authority to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any preliminary or temporary injunction or other order that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; provided, that no Person shall be required to, nor shall they take, any action or agree to take any action that would result in the imposition of a Burdensome Condition.

(c)The Investor will promptly notify the Company upon becoming aware that a filing under the HSR Act becomes required to be made with respect to any Funding. Promptly after receipt of such notification, each of Investor and the Company shall (and cause their ultimate parent entities to) make any required filings under the HSR Act.
(d)Notwithstanding anything to the contrary set forth in this Agreement, neither the Investor nor any of its Affiliates shall be obligated to, and the Company may not, without the prior written consent of the Investor, take or refrain from taking, or to agree that it or any of its Affiliates will take or refrain from taking, any action or suffer to exist any restriction, requirement, condition, limitation, understanding, agreement or order that, individually or in the aggregate, with any other actions, restrictions, requirements, conditions, limitations, understandings, agreements or orders, would or would reasonably be expected to result in any of the following (each, a “Burdensome Condition”): (i) a material adverse effect on the financial condition, assets, liabilities or results of operations of the Company, the Investor or their respective Affiliates, (ii) a requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets, business or portion of business of the Company, or any of its Affiliates, (iii) a requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets of, or restrict the operations of any business, operations or assets of, the Investor, any direct or indirect third-party investor in the Investor, or of any Affiliate of the Investor, (iv) a material and adverse impact on the aggregate net economic benefits reasonably expected to be derived by the Investor or any of its Affiliates in connection with the Transactions, or (v) a requirement that any the Investor or any of its Affiliates or any direct or indirect investor in the Investor or any of its Affiliates provide any direct or indirect guarantee, capital maintenance or other capital support or capital contribution or commitment to any Group Company.
7.3    Exclusivity.
(a)On the date hereof the Company and Tiptree will instruct and cause the each of their Representatives, respective Subsidiaries and their respective Representatives to promptly cease all discussions and negotiations with (and terminate access to any data room for) any Persons that may be ongoing with respect to an Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Group Companies.
(b)Until the earlier of the termination of this Agreement or Closing, Tiptree and the Company shall not, and shall cause the Company’s Subsidiaries not to, and shall not authorize or permit any of their respective Representatives to take any of the following actions (each, a “Restricted Action”) (i) directly or indirectly solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to result in an Acquisition Proposal, (ii) provide any non-public information, or afford access to the properties, books, records, or personnel of any Group Company, to any Person that any Group Company has reason to believe is considering making, or has made, any Acquisition

Proposal, (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of obtaining an Acquisition Proposal or otherwise in connection with any Acquisition Proposal, or (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to result in an Acquisition Proposal. Notwithstanding anything to the contrary in the foregoing, any action taken to satisfy any obligations under the Fortress Credit Agreement, the Bond Indenture and any material Contract (that is not related to an Acquisition Proposal) in effect as of the date hereof, and the disclosure of the Transactions as of the date hereof on Form 8-K and through a press release and investor presentation shall not be a Restricted Action.
(c)Until the earlier of the termination of this Agreement or Closing, the Company will notify the Investor orally and in writing promptly after receipt (and in any event within twenty-four (24) hours) by Tiptree, the Company, any Subsidiary of the Company or any of their respective Representatives of any Acquisition Proposal (or modification or amendment thereof) and shall specify the identity of the Party making the Acquisition Proposal or receiving such access and the material terms thereof.
7.4    Access.
(a)Subject to restrictions under applicable Law, the Company shall afford to the Investor, and to the Investor’s officers, employees, accountants, counsel, financial advisors, and their respective Representatives, reasonable access, during normal business hours and upon reasonable prior notice to the Company during the period prior to the Closing or the termination of this Agreement, to all of its and its Subsidiaries’ properties, books, Contracts, personnel and records; provided, however that that the Company may restrict the foregoing access to such information or personnel to the extent that such disclosure would, based on the advice of legal counsel, (i) result in a waiver of attorney-client privilege, the work product doctrine or any other applicable privilege applicable to such information, (ii) be prohibited under any applicable Law, Contract or privacy policy, or (iii) result in the disclosure of any Trade Secret.
(b)No investigation pursuant to this Section 7.4 or information provided or received by any party hereto pursuant to this Agreement will be deemed to constitute an exception to any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto, constitute a waiver of any breach thereof or otherwise affect or limit the remedies available to the Investor pursuant to this Agreement.
7.5    Reorganization; Management Rollover.
(a)The Company and Tiptree shall effect the Reorganization prior to Closing. In connection with the Reorganization, the Company will provide to Investor a draft of any agreement, filing, submission, application or notification prepared to effect such Reorganization (other than such agreements and documents that are Exhibits to this Agreement), and shall give Investor the reasonable opportunity to review such draft and provide comments thereon before executing and/or making or causing to be executed and/or made such agreement, filing, submission, application or notification, and the Company shall give reasonable and good faith consideration to any comments made by the Investor.
(b)The Company and Tiptree shall effect the Management Rollover prior to Closing. In connection with the Management Rollover, the Company will provide to Investor a draft of any agreement, filing, submission, application or notification prepared to effect such Management Rollover (other than such agreements and documents that are Exhibits to this Agreement), and shall give Investor the reasonable opportunity to review such draft and provide comments thereon before executing and/or making or causing to be executed and/or made such agreement, filing, submission, application or notification, and the Company shall give reasonable and good faith consideration to any comments made by the Investor.
7.6    Promissory Notes.
    At Closing, the Company shall, and shall cause its Affiliates to, take such actions and make such payments as may be necessary to settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all intercompany Indebtedness under the Promissory Notes.
7.7    Announcements; Confidentiality.
(a)The Parties shall issue a joint press release on the date hereof. Unless required by Law or by any listing agreement or rules with a national securities exchange or trading market or any Governmental Authority (in which case each of the Parties shall, to the fullest extent permitted by Law, consult with each other Party prior to any such disclosure as to the form and content of such disclosure) or otherwise mutually agreed between the Parties from and after the date hereof, other than the joint press release issued on the date hereof, no press release, announcement or other releases of information related to this Agreement or the Transactions will be issued or released without the written consent of the Company and the Investor; provided that the Investor may disclose such terms to its respective Affiliates, direct or indirect limited partners (including direct or indirect prospective limited partners), employees, accountants, advisors and other Representatives as is necessary in connection with the ordinary conduct of their respective businesses (as long as such Persons agree to or are bound by Contract or other obligations to keep the terms of this Agreement and the other Transaction Documents confidential and the applicable party hereto remains responsible for any disclosure by such Persons). Notwithstanding the foregoing, each party may, without such consultation, make any release of information, so long as such information is not materially broader than previous press releases, public disclosures or public statements made jointly or individually by the parties hereto in accordance with this Section 7.7.
(b)The Investor acknowledges that (i) Tiptree has registered equity securities subject to United States securities laws, (ii) it is aware that all information provided by Tiptree or the Company may include material non-public information about Tiptree and its Affiliates, (iii) it is aware that United States securities laws may prohibit any Person who has received from an issuer such material non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (iv) that such may continue to apply notwithstanding any termination of this Agreement.
7.8    Further Assurances.
Following the Closing, each of the parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary or desirable to consummate the Transactions, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Transactions.
7.9    Use of Proceeds.
Contemporaneous with the Closing, the Company shall cause the proceeds from the purchase price paid by the Investor for the Securities to be used (i) first, to repay the Indebtedness under the Promissory Notes, (ii) second, to repay the Indebtedness under the Fortress Credit Agreement (iii) and after such Indebtedness in (i) and (ii) has been repaid in full, (A) for legal, accounting and other fees, costs and expenses incurred in connection with this Agreement and the Transactions, (B) for working capital and (C) general corporate purposes. Upon receipt of the Closing Payment, the Company shall, and shall cause its Affiliates to, promptly take such actions and make such payments as may be necessary to settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all Indebtedness under the Promissory Notes and the Fortress Credit Agreement.
7.10    Notice of Breach.
The Company and Tiptree shall give prompt notice to the Investor, and the Investor shall give prompt notice to the Company and Tiptree, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Transactions, (b) any Legal Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or, in the case of Tiptree or the Company, any Group Company, and, in the case of the Investor any of its Subsidiaries, which relate to this Agreement, the Transactions, and (c) any inaccuracy or breach of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied. In no event shall disclosure by Tiptree the Company or the Investor pursuant to this Section 7.10 be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.
7.11    Tax Matters.
(a)Unless otherwise required by a change in applicable Law after the date hereof, the Company shall treat the Securities as (i) “common stock” and not as “preferred stock” for purposes of section 305 of the Code and (ii) not giving rise to taxable income inclusions pursuant to Section 305(c) of the Code in respect of the Accruing Dividends and shall not report dividend income for U.S. federal income tax purposes in a manner contrary to this Section 7.11(a).
(b)The Company will pay any and all Transfer Taxes incurred in connection with this Agreement and the issuance and purchase of the Securities. The Company shall timely make all filings, Tax Returns, reports and forms relating to Transfer Taxes as may be required to comply with the provisions of such Transfer Tax laws. “Transfer Taxes” means transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes).
7.12    Termination of Related Person Transactions and Related Person Agreements.
On or before the Closing, Tiptree and the Company will cause all Related Person Transactions and Related Person Agreements (other than those Related Person Transactions and Related Person Agreements set forth on Section 7.12 of the Company Disclosure Schedule) to be terminated in full, without any further Liability to any of Investor, any Group Company or any of their respective post-Closing Affiliates in accordance with an agreement in form and substance reasonably satisfactory to Investor. Following the Closing, the Company shall, and shall cause each of its Affiliates and direct and indirect equity holders to, execute and deliver such documents, instruments and agreements, and take such actions, as may be necessary, required or advisable to effectuate such termination of such Related Person Transactions and Related Person Agreements described in the immediately preceding sentence.
7.13    Restrictive Covenants.
From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, Tiptree shall not take any action that the Tiptree Investor is prohibited from taking pursuant to Section 4(a) of the Stockholders Agreement had the Stockholders Agreement been in effect. Following the Closing, Tiptree shall, and shall cause its Subsidiaries to, comply with the Tiptree Investors’ obligations under Section 4(a) of the Stockholders Agreement for so long as such provision is applicable to the Tiptree Investors.
7.14    Certificate of Designation Compliance.
Following the effectiveness of the Certificate of Designation, Tiptree shall assist and cooperate with the Company, and shall use its reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate that are within its control, in order to ensure the Company’ compliance with the Certificate of Designation.
7.15    Appointment of Director.
    On or before the Closing, Tiptree and the Investor shall use their reasonable best efforts to mutually agree on a representative to be designated as the Independent Director. If Tiptree and the Investor cannot mutually agree to the Independent Director prior to the Closing, Tiptree and the Investor shall use their reasonable best efforts to designate the Independent Director as promptly as practicable following the Closing.
7.16    Fortress Debt Pay Down.
    Prior to the Assignment and Assumption, Tiptree shall pay down the unpaid principal balance (and any accrued and unpaid interests) under the Fortress Credit Agreement to the extent necessary to ensure the Closing Payment Amount is sufficient (after payoff of the Promissory Notes pursuant to Section 2.2(a)) to satisfy the amount required to be paid pursuant to the Payoff Letter pursuant to Section 2.2(a).
7.17    Other Actions.
    As promptly as practicable, but in no event later than December 31, 2021, following the date of this Agreement, the Company agrees to take the actions set forth on Section 7.17 of the Company Disclosure Schedule.
ARTICLE VIII--TERMINATION
8.1    Termination prior to Closing.
Except as provided in Section 8.1 hereof, the representations, warranties, covenants and agreements made pursuant to this Agreement may be terminated, and the Transactions may be terminated and abandoned at any time prior to the Closing (a “Termination”):
(a)by mutual written consent of the Company and the Investor;
(b)either by the Company (upon written notice to the Investor) or by the Investor (upon written notice to the Company), if the Closing with respect to the Securities has not occurred by one hundred eighty (180) days following the Effective Date (the “Termination Date”); provided, however, that if on the Termination Date, any Required Governmental Approval shall not have been obtained and all other conditions to Closing contained in Section 6.1 and Section 6.2 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), then the original Termination Date will automatically be extended by an additional ninety (90) days; provided, further, if on such extended Termination Date any Required Governmental Approval shall not have been obtained and all other conditions to Closing contained in Section 6.1 and Section 6.2 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), then such extended Termination Date will automatically be extended by an additional ninety (90) days; provided, further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(c)either by the Company (upon written notice to the Investor) or by the Investor (upon written notice to the Company), if there shall be any Law that makes the

Transactions illegal or if any Order enjoining the Investor, Tiptree or the Company from consummating the Transactions is entered and such Order shall become final and nonappealable;
(d)by the Company (upon written notice to the Investor), in the event of a breach by the Investor of any representation or warranty or of any covenant or agreement contained herein that has not been cured or is not curable within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to the Investor and (ii) the Termination Date; provided, however, that neither the Company nor Tiptree is then in breach of this Agreement such that the Investor would have a right to terminate this Agreement pursuant to Section 8.1(e) (disregarding any cure period thereunder).
(e)by the Investor (upon written notice to the Company), in the event of a breach by the Company or Tiptree of any representation or warranty or of any covenant or agreement contained herein that has not been cured or is not curable within the earlier of (i) thirty (30) days after written notice thereof is given by the Investor to the Company and (ii) the Termination Date; provided, however, that the Investor is not then in breach of this Agreement such that the Company would have a right to terminate this Agreement pursuant to Section 8.1(d) (disregarding any cure period thereunder).
8.2    Termination following the Closing.
Except as provided in Section 8.3 hereof, the rights, obligations, covenants and agreements in respect of any remaining Unfunded Capital Commitment or any future Funding pursuant to this Agreement may be terminated after the Closing and prior to such Funding:
(a)by mutual written consent of the Company and the Investor;
(b)either by the Company (upon written notice to the Investor) or by the Investor (upon written notice to the Company), if there shall be any Law that makes future Fundings illegal or if any Order enjoining the Investor, Tiptree or the Company from consummating future Fundings is entered and such Order shall become final and nonappealable;
(c)by the Company (upon written notice to the Investor), in the event of a breach by the Investor of Section 5.1 (Organization, Qualification and Power) or Section 5.2 (Enforceability) or of any covenant or agreement contained herein to be performed by the Investor on or following the Closing that has not been cured or is not curable within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to the Investor and (ii) the Cutoff Date; provided, however, that neither the Company nor Tiptree is then in breach of this Agreement such that the Investor would have a right to terminate this Agreement pursuant to Section 8.2(d) (disregarding any cure period thereunder).
(d)by the Investor (upon written notice to the Company), in the event of a breach by the Company or Tiptree of Section 3.1 (Organization, Qualification and Corporate Power), Section 3.2 (Enforceability) and Section 3.6 (Capitalization; Valid Issuance) or of any covenant or agreement contained herein to be performed by the Company or Tiptree on or following the Closing that has not been cured or is not curable within the earlier of (i) thirty (30)

days after written notice thereof is given by the Investor to the Company and (ii) thirty (30) days after the Cutoff Date; provided, however, that the Investor is not then in breach of this Agreement such that the Company would have a right to terminate this Agreement pursuant to Section 8.1(d) (disregarding any cure period thereunder).
8.3    Effect of Termination.
Except as hereinafter provided, in the event of any Termination pursuant to Section 8.1, all obligations and liabilities of the Parties (and all rights directly corresponding to such obligations and liabilities) shall terminate without any Party having any further liability hereunder to any other Party. Notwithstanding the foregoing, a Termination shall not affect any rights or obligations of any Party under the provisions contained in Section 7.7 (Announcements; Confidentiality), this Section 8.3 and Article IX (Miscellaneous), all of which shall survive any Termination; and (b) such Termination shall not affect any rights, liabilities or obligations of any Party related to any willful, intentional and material breach occurring prior to such Termination, all of which rights, liabilities and obligations shall survive any Termination. Notwithstanding anything else in this Agreement or otherwise to the contrary, in no event shall any Party be responsible for any incidental, consequential, punitive, exemplary, special or other damages based on a multiple following the valid termination of this Agreement. Notwithstanding anything to the contrary, in the event that Investor or any of its Affiliates owe any amount of money damages under this Agreement, then Investor shall have the option (and if so requested by Investor, Tiptree and the Company shall have the obligation) to immediately effect the Closing or any Funding on the terms and conditions set forth herein in lieu of paying any such money damages (and for such purpose, this Agreement shall be deemed not terminated) at any time within five (5) Business Days following the final determination that such money damages are owed by Investor.
ARTICLE IX--MISCELLANEOUS
9.1    Survival.
All representations, warranties, covenants and agreements set forth in this Agreement or in any certificate to be delivered hereunder shall survive the Closing until the date which is eighteen (18) months following the Closing Date.
9.2    Expenses.
Except as otherwise expressly provided in this Agreement or the Transaction Documents, all legal, accounting and other fees, costs and expenses of a Party incurred in connection with this Agreement and the Transactions shall be paid by: (i) provided Closing occurs, the Company and, (ii) in all other circumstances, by each party who will be responsible for their own expenses.
9.3    Notices.
Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) Business Day after deposit with an express overnight courier for United States deliveries (marked for overnight delivery), or three (3) Business Days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; (iii) three (3) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries or (iv) when sent via email if sent prior to 5:00 p.m. (local time of the recipient) on a Business Day, or at 9:00 a.m. (local time of the recipient) on the next succeeding Business Day otherwise. All notices not delivered personally or email will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or email address as follows, or at such other address, email address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows.
If to the Investor:
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention: Brett K. Shawn
Email: brett.shawn@warburgpincus.com
     notices@warburgpincus.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Mark A. Cognetti
Dvir Oren
Email: Mcognetti@willkie.com
Doren@willkie.com
If to the Company:
The Fortegra Group, LLC.
10751 Deerwood Park Blvd., Suite 200
Jacksonville, FL 32256,
Attention: Richard Kahlbaugh
Christopher Romaine
Email: RKahlbaugh@fortegra.com
CRomaine@fortegra.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199
Attention: Michael Littenberg
William Michener
Email: Michael.Littenberg@ropesgray.com
William.Michener@ropesgray.com
If to Tiptree:
Tiptree Inc.
299 Park Avenue, 13th Floor
New York, NY 10171
Attention: Jonathan Ilany
Neil C. Rifkind
Email: NRifkind@tiptree.com
JIlany@tiptree.com

with a copy to (which shall not constitute notice):
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199
Attention: Michael Littenberg
William Michener
Email: Michael.Littenberg@ropesgray.com
William.Michener@ropesgray.com
9.4    Entire Agreement.
This Agreement, together with the other Transaction Documents and the exhibits and schedules hereto and thereto, represent the entire agreement and understanding of the Parties with respect to the transactions contemplated herein and therein, and no representations or warranties have been made in connection with the Transactions other than those expressly set forth herein or therein. This Agreement, together with the other Transaction Documents and the exhibits and schedules hereto and thereto, supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between or among the Parties relating to the subject matter of this Agreement (including the term sheets dated August 6, 2021), the other Transaction Documents and all prior drafts of this Agreement and the Transaction Documents, all of which are merged into this Agreement and the Transaction Documents, respectively. No prior drafts of this Agreement or the Transaction Documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement or the Transaction Documents. All Exhibits and Schedules, or documents referenced in this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

9.5    Severability.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under the applicable Law of any jurisdiction, or unenforceable in any jurisdiction, such provision shall be effective only to the extent of such prohibition, invalidity or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement, and without affecting the validity or enforceability of this Agreement, including such provision, in any other jurisdiction, and such provision shall be interpreted, revised or applied in a manner that renders it valid and enforceable to the fullest extent possible.
9.6    Waivers and Amendments.
This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Company, Tiptree and the Investor. This Agreement and any provision herein or performance hereunder may be waived only in writing (including by electronic means). The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
9.7    Successors and Assigns.
This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. No Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties hereto; provided, however, that the Investor may, upon prior written notice to the Company and Tiptree, assign all, but not less than all, of its obligations under this Agreement to an Affiliate of the Investor (it being understood that no assignment, delegation or designation shall relieve the Investor of any of its obligations pursuant to this Agreement) or require withholding under Section 2.4 that would not have arisen had no assignment been made.
9.8    No Third Party Beneficiaries.
Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement; provided that Section 9.9 shall be for the benefit of and fully enforceable by each of the Specified Persons.
9.9    Non-Recourse.
This Agreement may only be enforced against, and any action, claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (but not including any other Transaction Document or the transactions contemplated thereby) may only be brought against, the entities that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, manager, partners (general or limited), stockholder, controlling person, affiliate, agent, attorney, advisor or representative of any party hereto, or any past, present or future director, officer, employee, incorporator, member, manager, partners (general or limited), stockholder, controlling person, affiliate, agent, attorney, advisor or representative of the foregoing (collectively, the “Specified Persons”) shall have any liability for any obligation or liability of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby (but not including any Transaction Document or the transactions contemplated thereby).
9.10    Counterparts.
This Agreement may be executed and delivered (including by facsimile transmission, PDF or other electronic delivery) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
9.11    Enforcement of Agreement; Specific Performance.
The Company, Tiptree and the Investor acknowledge and agree that the rights and obligations of each party set forth in this Agreement are unique and that, if this Agreement is not timely performed in accordance with its terms or is otherwise breached or threatened to be breached, a non-breaching Party may be damaged irreparably and have no adequate remedy at Law and even if monetary damages would be available, such monetary damages would not be an adequate remedy. Accordingly, the parties agree that any such non-breaching party will have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce such Person’s rights and the breaching party’s obligations under the terms of this Agreement, by bringing an action or actions for specific performance (including for specific performance of any and all of the transactions contemplated by this Agreement), injunctive or other equitable relief (without proof of damage or posting of bond or other security). Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
9.12    Governing Law.
This Agreement and any claim, dispute, action, cause of action, or controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any Law (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
9.13    Jurisdiction.
This Agreement has been executed and delivered in and shall be deemed to have been made in the State of Delaware. Each of the parties hereto agrees to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or any appellate court therefrom) or, if jurisdiction is not available in the Chancery Court of the State of Delaware, any state or federal court within the City of Wilmington, Delaware, with respect to any claim, dispute, action, cause of action or controversy arising, directly or indirectly, out of, caused by, or resulting from this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 9.3 (excluding e-mail delivery), and service so made shall be deemed to be completed when received. Each of the parties hereto waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this Section 9.13 shall affect the rights of the parties hereto to serve legal process in any other manner permitted by Law. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
9.14     Waiver of Jury Trial.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Securities Purchase Agreement as of the date and year first above written.
COMPANY:
THE FORTEGRA GROUP, LLC
By:    /s/Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh
Title: President and Chief Executive Officer

[Securities Purchase Agreement Signature Page]

INVESTOR:
WP FALCON AGGREGATOR, L.P.
By:    /s/Eric Friedman
Name: Eric Friedman
Title: Managing Director

[Securities Purchase Agreement Signature Page]

TIPTREE INC.
By:    /s/Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer

[Securities Purchase Agreement Signature Page]